Exhibit 10.12

SECOND AMENDMENT TO
GOLF COURSE USE AGREEMENT

THIS SECOND AMENDMENT TO GOLF COURSE USE AGREEMENT (this “Second Amendment”) is made this 20th day of July, 2020, by and among Rio Secco LLC, Cascata LLC, Chariot Run LLC and Grand Bear LLC, each a Delaware limited liability company (collectively, and together with their respective successors and assigns, “Owner”), and Caesars Enterprise Services, LLC and CEOC, LLC, each a Delaware limited liability company (collectively, and together with their respective successors and assigns, “User”), and, solely for purposes of reaffirming its obligations under Section 2.1(c) of the Use Agreement (as defined below), Caesars License Company, LLC, a Nevada limited liability company (“CLC”).
WHEREAS, Owner and User (and CLC solely for purposes of Section 2.1(c) of the Use Agreement) entered into that certain Golf Course Use Agreement dated October 6, 2017, as amended by that certain First Amendment to Golf Course Use Agreement, dated April 20, 2018 (as amended, collectively, the “Use Agreement”) for certain rights and privileges with respect to access and use of the Golf Courses, as more particularly described in the Use Agreement; and
WHEREAS, Owner, User and CLC desire to amend the Use Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Amendments to Use Agreement. Effective as of the date hereof, the Use Agreement is hereby amended in its entirety to read as set forth in Exhibit A attached hereto.
2.Other Documents. Any and all agreements entered into in connection with the Use Agreement which make reference therein to “the Use Agreement” (or any similar reference) shall be intended to, and are deemed hereby, to refer to the Use Agreement as amended by this Second Amendment.
3.Miscellaneous.
(a)    Except as hereby specifically amended, the Use Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect.
(b)    This Second Amendment may be executed in multiple counterparts, each of which shall be deemed to be a valid and binding original and all of which taken together shall constitute but one and the same instrument, and any party hereto may execute this Second Amendment by signing such counterpart. This Second Amendment may be effectuated by the exchange of electronic copies of signatures (e.g.,.pdf), with electronic copies of this executed Second Amendment having the same force and effect as original counterpart signatures hereto for all purposes.
(c)    Each person executing this Second Amendment by such person’s execution hereof, represents and warrants that such person is fully authorized to execute this Second

Amendment on behalf of the party such person is executing this Second Amendment on behalf of, and that no further action or consent on the part of the party for whom such person is acting is required to the effectiveness and enforceability of this Second Amendment against such party following the execution hereof.
(d)    Each party hereto agrees that Section 27.2, Section 27.6, Section 27.9 and Section 27.12 of the Use Agreement shall apply to this Second Amendment mutatis mutandis.
(e)    Neither this Second Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, discharge or termination is sought.
(f)    This Second Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.
- Signature page attached -

2

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date hereof.
OWNER:

RIO SECCO LLC, a Delaware limited liability company By: /s/ David Kieske Name: David Kiese Title: Treasurer

CASCATA LLC, a Delaware limited lability company By: /s/ David Kieske Name: David Kiese Title: Treasurer

CHARIOT RUN LLC, a Delaware limited liability company By: /s/ David Kieske Name: David Kiese Title: Treasurer

GRAND BEAR LLC, a Delaware limited liability company By: /s/ David Kieske Name: David Kiese Title: Treasurer

[Signature Page to Second Amendment to Golf Course Use Agreement]

USER:

CEOC, LLC, a Delaware limited liability company

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary

CAESARS ENTERPRISE SERVICES, LLC, a Delaware limited liability company
By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary

[Signature Page to Second Amendment to Golf Course Use Agreement]

CLC:

CAESARS LICENSE COMPANY, LLC, a Nevada limited liability company
By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary

[Signature Page to Second Amendment to Golf Course Use Agreement]

EXHIBIT A
COMPOSITE GOLF COURSE USE AGREEMENT
Conformed through Second Amendment
[To be attached]

GOLF COURSE USE AGREEMENT
By and Among
Rio Secco LLC, Cascata LLC, Chariot Run LLC and Grand Bear LLC
(collectively, and together with their respective successors and assigns), as “Owner”
and
Caesars Enterprise Services, LLC and CEOC, LLC
(collectively, or if the context clearly requires, individually, and together with their respective successors and assigns), as “User”
and,
solely for purposes of Section 2.1(c) hereof, Caesars License Company, LLC dated
October 6, 2017

i

TABLE OF CONTENTS (CONT'D)

13.6	Owner’s Right to Cure User’s Default	33
13.7	Reduction of Minimum Rounds Per Month and Minimum Rounds Per Year	33
13.8	Miscellaneous.	33
Article XIV LICENSING EVENTS		34
14.1	Owner Licensing Event	34
14.2	User Licensing Event	35
Article XV INDEMNIFICATION		35
Article XVI TRANSFERS BY OWNER		36
16.1	Transfers Generally	36
16.2	Severance Agreements	37
16.3	No Release of Owner’s Obligations; Exception	38
Article XVII TRANSFERS BY USER		39
17.1	Assignment	39
17.2	Permitted Assignments and Transfers	39
17.3	Costs	39
17.4	No Release of User’s Obligations; Exception	39
17.5	Merger of CEOC	40
17.6	Merger of CEC	40
Article XVIII ESTOPPEL CERTIFICATES		40
Article XIX NO WAIVER		40
Article XX REMEDIES CUMULATIVE		41
Article XXI ACCEPTANCE OF SURRENDER		41
Article XXII OWNER FINANCING		41
Article XXIII INTENTIONALLY OMITTED		42
Article XXIV NOTICES		42
Article XXV ATTORNEYS’ FEES		42
Article XXVI ANTI-TERRORISM REPRESENTATIONS		43
Article XXVII MISCELLANEOUS		43
27.1	Survival	43
27.2	Severability	43
27.3	Non-Recourse	43
27.4	Successors and Assigns	44
27.5	Arbitration	44
27.6	Governing Law	45
27.7	Waiver of Trial by Jury	45
27.8	Entire Agreement	46
27.9	Headings	46
27.1	Counterparts	46
27.11	Interpretation	46
27.12	Further Assurances	46

TABLE OF CONTENTS (CONT'D)

27.13	Confidential Information.	46
27.14	Time of Essence	47
27.15	Consents, Approval and Notices	47
27.16	Apportionment of Revenue and Expenses	48
27.17	Single, Indivisible Agreement	48
27.18	Termination of this Agreement	49

EXHIBITS AND SCHEDULES

EXHIBIT A-1	—	GOLF COURSES
EXHIBIT A-2	—	GROUND LEASED GOLF COURSES; EXISTING GROUND LEASES
EXHIBIT B	—	USER RIGHTS AND PRIVILEGES
EXHIBIT C	—	OWNER RIGHTS AND PRIVILEGES
EXHIBIT D	—	CES USE FEE
EXHIBIT E-1	—	MINIMUM ROUNDS
EXHIBIT E-2	—	AGGREGATE MINIMUM ROUNDS
EXHIBIT F	—	APPROVED CAPITAL IMPROVEMENTS
EXHIBIT G	—	LICENSED TRADEMARKS
EXHIBIT H	—	TERMS AND CONDITIONS FOR USE OF THE LICENSED TRADEMARKS
EXHIBIT I	—	REQUIRED INSURANCE

GOLF COURSE USE AGREEMENT
THIS GOLF COURSE USE AGREEMENT (this “Agreement”) is entered into as of October 6, 2017, by and among Rio Secco LLC, Cascata LLC, Chariot Run LLC and Grand Bear LLC, each a Delaware limited liability company (collectively, and together with their respective successors and assigns, “Owner”), and Caesars Enterprise Services, LLC and CEOC, LLC, each a Delaware limited liability company (collectively, or if the context clearly requires, individually, and together with their respective successors and assigns, “User”), and, solely for purposes of Section 2.1(c) hereof, Caesars License Company, LLC, a Nevada limited liability company (“CLC”).
RECITALS
A.Commencing on January 15, 2015 and continuing thereafter, Caesars Entertainment Operating Company, Inc., a Delaware corporation, and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”), jointly administered under Case No. 15-01145, and the Bankruptcy Court has confirmed the “Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code” (as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of Article X thereof, the “Bankruptcy Plan”).
B.Pursuant to the Bankruptcy Plan, on the Commencement Date certain of the Debtors transferred the Golf Courses to Owner, and Owner hereby grants to User certain priority rights and privileges with respect to access and use of the Golf Courses and User hereby secures from Owner such priority rights and privileges with respect to access and use of the Golf Courses, and Owner and User hereby make certain other agreements relating to User’s access and use of the Golf Courses, in each case upon the terms set forth in this Agreement.
C.Immediately following the execution of this Agreement on the Commencement Date, Caesars Entertainment Operating Company, Inc., a Delaware corporation, merged into CEOC, LLC, a Delaware limited liability company.
D.Capitalized terms used in this Agreement and not otherwise defined herein are defined in Article I hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article I have the meanings assigned to them in this Article and include the plural as well as the singular and any gender as the context requires; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Agreement to designated “Articles,” “Sections,” “Exhibits” and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this Agreement; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Agreement are hereby deemed to be incorporated into and made an integral part of this Agreement; (vii) all references to a range of Sections, paragraphs or other similar references, or to a range of dates or other range (e.g., indicated by “-” or “through”) shall be deemed inclusive of the entire range so referenced; and (viii) the fact that CEOC is sometimes named herein as “CEOC” is not intended to vitiate or supersede the fact that CEOC is included as one of the entities constituting User.
“Additional Charges”: All amounts, liabilities and obligations (excluding the Golf Course Use Payments) which User assumes or agrees or is obligated to pay under this Agreement and, in the event of any failure on the part of User to pay any of those items, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items pursuant to the terms hereof or under applicable law.
“Adjusted Membership Fee”: An amount equal to the product of (a) the then-applicable Membership Fee (i.e., the Membership Fee immediately prior to the applicable adjustment), multiplied by (b) the quotient of (x) the new monthly Rent amount payable under the Regional Lease (i.e., the monthly Rent amount payable under the Regional Lease immediately after the applicable adjustment), divided by (y) the then-applicable monthly Rent amount payable under the Regional Lease (i.e., the monthly Rent amount payable under the Regional Lease immediately prior to the applicable adjustment).
“Affiliate”: When used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall User or any of its Affiliates be deemed to be an Affiliate of Owner or any of Owner’s Affiliates as a result of this Agreement and/or as a result of any consolidation by User or Owner of the other such party or the other such party’s Affiliates with User or Owner (as applicable) for accounting purposes.
“Aggregate Minimum Rounds Per Year”: The aggregate of the Minimum Rounds Per Year for all of the Golf Courses during each calendar year as more particularly set forth on Exhibit E-2 attached hereto.
“Aggregate Minimum Rounds Per Month”: The aggregate of the Minimum Rounds Per Month for all of the Golf Courses during each calendar month as more particularly set forth on Exhibit E-2 attached hereto.
“Agreement”: As defined in the preamble.
“Annual Minimum Rounds Fee”: With respect to each Golf Course, an annual amount equal to the product of (1) the applicable Minimum Rounds Rate for such Golf Course multiplied by (2) the applicable number of Minimum Rounds Per Year for such Golf Course.

“Annual Other Sponsored Rounds Fee”: With respect to each Golf Course, an annual amount equal to the aggregate of the Other Sponsored Rounds Charges for all of the Other Sponsored Rounds For The Year at such Golf Course.
“Approved Capital Improvements”: As defined in Article IX.
“Award”: All compensation, sums or anything of value awarded, paid or received from the applicable authority on a total or partial Taking or Condemnation, including any and all interest thereon.
“Beginning CPI”: As defined in the definition of CPI Increase.
“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday that (i) is not a day on which national banks in the City of Las Vegas, Nevada or in New York, New York are authorized, or obligated, by law or executive order, to close, and (ii) is not any other day that is not a “Business Day” as defined under any of the Leases.
“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.
“Casualty Event”: Any loss, damage or destruction with respect to the Golf Courses or any portion thereof.
“CEC”: Caesars Entertainment Corporation, a Delaware corporation. On the Fifth Amendment Date, CEC was renamed Caesars Holdings, Inc.
“CEOC”: CEOC, LLC, a Delaware limited liability company, as successor by merger to Caesars Entertainment Operating Company, Inc., a Delaware corporation.
“CES”: Caesars Enterprise Services, LLC, a Delaware limited liability company.
“CES Use Fee”: An annual amount payable as provided in Article III, calculated as follows: For the first (1st) Usage Year of the Term, the CES Use Fee shall be equal to Three Million and No/100 Dollars ($3,000,000.00), which amount is allocable among the Golf Courses during the first (1st) Usage Year of the Term as set forth on Exhibit D. The CES Use Fee shall thereafter be adjusted annually as set forth in the following sentence. On each CES Use Fee Escalator Adjustment Date during the second (2nd) Usage Year of the Term through and including the final Usage Year of the Term, the CES Use Fee payable for such Usage Year shall be adjusted to be equal to the CES Use Fee payable for the immediately preceding Usage Year, multiplied by the Escalator, and shall be allocated among the Golf Courses in the same proportions as the amounts set forth on Exhibit D.
“CES Use Fee Escalator Adjustment Date”: The first (1st) day of each Usage Year, excluding the first (1st) Usage Year of the Initial Term.
“CES Use Fee Reduction Amount”: A proportionate reduction of the CES Use Fee, which proportionate amount shall be determined in accordance with the following sentence. In the event that this Agreement terminates with respect to any Golf Course(s) pursuant to Section 11.2(a), Section 11.2(b), Section 12.1(a), Section 12.1(b), Section 12.3 or Article XVI, the above-described proportionate amount shall be equal to the product of (a) the then-applicable CES Use Fee (i.e., the CES Use Fee immediately prior to the applicable adjustment) multiplied by (b) a fraction, (x) the numerator of which shall be the amount(s) related to the applicable Golf Course(s) for which this Agreement terminates as set forth in the “Total” column on Exhibit D, and (y) the denominator of which shall be Three Million and No/100 Dollars ($3,000,000.00).
“Change of Control”: With respect to any party, the occurrence of any of the following: (a) the direct or indirect sale, exchange or other transfer (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all the assets of such party and its Subsidiaries, taken as a whole, to one or more Persons; (b) an officer of such party becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or amalgamation), the result of which is that any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act or any successor provision) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than fifty percent (50%) of the Voting Stock of such party or other Voting Stock into which such party’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of securities or other ownership interests; (c) the occurrence of a “change of control”, “change in control” (or similar definition) as defined in any indenture, credit agreement or similar debt instrument under which such party is an issuer, a borrower or other obligor, in each case representing outstanding indebtedness in excess of One Hundred Million and No/100 Dollars ($100,000,000.00); or (d) such party consolidates with, or merges or amalgamates with or into, any other Person (or any other Person consolidates with, or merges or amalgamates with or into, such party), in any such event pursuant to a transaction in which any of such party’s outstanding Voting Stock or any of the Voting Stock of such other Person is converted into or exchanged for Cash, securities or other property, other than any such transaction where such party’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving Person or any direct or indirect Parent Entity of the surviving Person immediately after giving effect to such transaction measured by voting power rather than number of securities or other ownership interests. For purposes of the foregoing definition: (x) a party shall include any Parent Entity of such party; and (y) “Voting Stock” shall mean the securities or other ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors, managers or trustees (or other similar governing body) of a Person. Notwithstanding the foregoing: (A) the transfer of assets between or among a party’s wholly owned subsidiaries and such party shall not itself constitute a Change of Control; (B) the term “Change of Control” shall not include a merger, consolidation or amalgamation of such party with, or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of such party’s assets to, an Affiliate of such party (1) incorporated or organized solely for the purpose of reincorporating such party in another jurisdiction, and (2) the owners of which and the number and type of securities or other ownership interests in such party, measured by voting power and number of securities or other ownership interests, owned by each of them immediately before and immediately following such transaction, are materially unchanged; (C) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) prior to the consummation of the transactions contemplated by such agreement; (D) [intentionally omitted]; (E) a transaction will not be deemed to involve a Change of Control in respect of a party if (1) such party becomes a direct or indirect wholly owned subsidiary of a holding company, and (2) the direct or indirect owners of such holding company immediately following that transaction are the same as the owners of such party immediately prior to that transaction and the number and type of securities or other ownership interests owned by each such direct and indirect holder immediately following such transaction are materially unchanged from the number and type of securities or other ownership interests owned by such direct and indirect holder in such party immediately prior to that transaction; and (F) a transaction will not be deemed to involve a Change of Control in respect of a party (the “Subject Entity”) if (1) the Subject Entity becomes a direct or indirect wholly owned subsidiary of an entity (an “Intervening Entity”) (which Intervening Entity may own other assets in addition to its equity interests in the Subject Entity), and (2) all of the direct and indirect owners of the Subject Entity immediately following that transaction (the “Subject Transaction”) are the same as all of the direct and indirect owners of the Subject Entity immediately prior to the Subject Transaction and the number and type of securities or other ownership interests owned by each such direct and indirect owner of the Subject Entity immediately following such transaction are materially unchanged from the number and type of securities or other direct and indirect ownership interests in the Subject Entity owned by such direct and indirect owners of the Subject Entity immediately prior to that transaction (except, in the case of each direct and indirect owner of the Intervening Entity immediately following such transaction, by virtue of being held through the Intervening Entity; it being understood that, immediately following the Subject Transaction, each direct and indirect owner of the Intervening Entity shall indirectly own the same proportion and percentage of the ownership interests in the Subject Entity as such direct or indirect owner owned immediately prior to the Subject Transaction). Notwithstanding anything to the contrary contained herein, in no event shall ERI be a Subject Entity under clause (F) hereof.
“Commencement Date”: As defined in Section 2.2.
“Complimentary Golf Rounds”: Rounds of golf at the Golf Courses that are (i) sponsored by User (i.e., paid for by User hereunder through the Complimentary Golf Rounds Fee) and (ii) awarded by User (or User’s Affiliates) to User’s (or User’s Affiliates’) guests on a complimentary basis in order to encourage such guests to participate in Gaming Activities at User’s (or User’s Affiliates’) casinos or for any other reason as determined by User (or User’s Affiliates).
“Complimentary Golf Rounds Fee”: An annual amount payable as provided in Article III, equal to the sum of (1) the aggregate of the Annual Minimum Rounds Fees for all of the Golf Courses plus (2) the aggregate of the Annual Other Sponsored Rounds Fees for all of the Golf Courses.
“Complimentary Golf Rounds Reimbursement Amount”: As defined in Section 3.5.
“Condemnation”: The exercise of any governmental power, whether by legal proceedings or otherwise, by any public or quasi-public authority, or private corporation or individual, having such power under Legal Requirements, either under threat of condemnation or while legal proceedings for condemnation are pending.
“Control”: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other Equity Interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, then the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, all as reasonably determined by Owner and User.
“CPI Increase”: The greater of (a) zero and (b) a fraction, expressed as a decimal, determined as of each Escalator Adjustment Date, (x) the numerator of which shall be the difference of (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Escalator Adjustment Date (for which the CPI has been published as of such Escalator Adjustment Date) minus (ii) the average CPI for the three (3) corresponding calendar months occurring one (1) year prior to the Prior Months (such average CPI, the “Beginning CPI”), and (y) the denominator of which shall be the Beginning CPI.
“CPLV Landlord”: The “CPLV Landlord” as defined in the Las Vegas Lease.
“CPLV Tenant”: The “CPLV Tenant” as defined in the Las Vegas Lease.
“Cut-off Time”: As defined in Section 27.16.
“Dollars” and “$”: The lawful money of the United States.
“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene and relating to the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and relevant provisions of the Occupational Safety and Health Act.
“Equity Interests”: With respect to any Person, any and all shares, interests, participations, equity interests, voting interests or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such

Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profit, and losses of, or distributions of assets of, such partnership.
“ERI”: Eldorado Resorts, Inc., a Nevada corporation. On the Fifth Amendment Date, ERI was renamed Caesars Entertainment, Inc. and converted to a Delaware corporation.
“Escalator”: The sum of (a) one (1) plus (b) the greater of (i) two one-hundredths (0.02) and (ii) the CPI Increase.
“Escalator Adjustment Date”: CES Use Fee Escalator Adjustment Date or Minimum Rounds Rate Escalator Adjustment Date, as applicable.
“Estoppel Certificate”: As defined in Article XVIII.
“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Existing Fee Mortgage”: As defined in the Regional Lease.
“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Owner and User or otherwise in accordance with Section 27.5 hereof.
“Expiration Date”: The Stated Expiration Date, or such earlier date as this Agreement is terminated pursuant to its terms.
“Fee Mortgage”: Any mortgage, pledge agreement, security agreement, assignment of leases and rents, fixture filing or similar document creating or evidencing a lien on Owner’s interest (which interest may be fee or leasehold) in the Golf Courses or any portion thereof (or an indirect interest therein, including without limitation, a lien on direct or indirect interests in Owner) in accordance with the provisions of Article XXII hereof.
“Fee Mortgagee”: The holder(s) or lender(s) under any Fee Mortgage or the agent or trustee acting on behalf of any such holder(s) or lender(s).
“Fifth Amendment Date”: July 20, 2020.
“Fiscal Quarter”: Each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.
“Fourth Amendment Date”: December 26, 2018.

“GAAP”: Generally accepted accounting principles in the United States consistently applied in the preparation of financial statements, as in effect from time to time.
“Gaming Activities”: The conduct of gaming or gambling activities, race books and sports pools, or the use, manufacture, distribution or branding of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, video lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems, and the distribution, sale or service of liquor. For avoidance of doubt, the terms “gaming” and “gambling” as used in this Agreement are intended to include the meanings of such terms under NRS 463.0153, as amended from time to time, and the term “gaming device” as used in this Agreement is intended to include the meaning of such term under NRS 463.0155, as amended from time to time.

“Gaming Authority” or “Gaming Authorities”: Individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, regulating Gaming Activities or related activities (including, but not limited to, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board).

“Gaming Law”: Any applicable law regulating or otherwise pertaining to Gaming Activities or related activities, including, but not limited to, the provisions of the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.

“Gaming License”: “Gaming License” as defined in the Regional Lease.
“Golf Course” or “Golf Courses”: As defined in Section 2.1(a).
“Golf Course Use Payments”: Collectively, the Membership Fee, the CES Use Fee and the Complimentary Golf Rounds Fee.
“Golf TRS”: VICI Golf LLC, a Delaware limited liability company, the parent of Owner.
“Ground Leased Golf Courses”: Collectively, the Golf Courses leased pursuant to the Ground Leases. The Ground Leased Golf Courses in respect of the Ground Leases in effect as of the Commencement Date are described in Exhibit A-2 attached hereto. Each of the Ground Leased Golf Courses is referred to individually herein as a “Ground Leased Golf Course.”
“Ground Leases”: Collectively, those certain leases with respect to certain of the Golf Courses, pursuant to which Owner is a tenant and which leases are in effect as of the Commencement Date and listed on Exhibit A-2 hereto or, subject to Section 7.3, subsequently added to the Golf Courses in accordance with the provisions of this Agreement. Each of the Ground Leases is referred to individually herein as a “Ground Lease.”
“Ground Lessor”: As defined in Section 7.3.
“Guarantor”: ERI, together with its successors and permitted assigns, in its capacity as guarantor under the Guaranty.
“Guaranty”: That certain Guaranty of Lease, dated as of the Fifth Amendment Date, made by Guarantor and Landlord (as defined in the Regional Lease).
“Hazardous Substances”: Collectively, any petroleum, petroleum product or by product or any substance, material or waste regulated pursuant to any Environmental Law.
“Initial Stated Expiration Date”: As defined in Section 2.2.
“Initial Term”: As defined in Section 2.2.
“Joliet Landlord”: The “Landlord” as defined in the Joliet Lease.
“Joliet Lease”: That certain Lease (Joliet), dated as of the Commencement Date, by and between Harrah’s Joliet Landco LLC, a Delaware limited liability company, as “Landlord”, and Des Plaines Development Limited Partnership, a Delaware limited partnership, as “Tenant”, as (i) amended by that certain First Amendment to Lease (Joliet), dated as of the Fourth Amendment Date, (ii) further amended by that certain Omnibus Amendment, (iii) further amended by that certain Second Amendment to Lease (Joliet), dated as of the Fifth Amendment Date, and (iv) may be further amended, restated or otherwise modified from time to time.
“Joliet Tenant”: The “Tenant” as defined in the Joliet Lease.
“Landlord REIT”: VICI Properties Inc., a Maryland corporation, the indirect parent of Owner.
“Las Vegas Lease”: That certain Lease (CPLV), dated as of the Commencement Date, by and among CPLV Property Owner LLC, a Delaware limited liability company, as “Landlord”, and Desert Palace LLC, a Nevada limited liability company, Caesars Entertainment Operating Company, Inc., a Delaware corporation, and CEOC (as successor by merger to Caesars Entertainment Operating Company, Inc.), collectively as “Tenant”, as (i) amended by that certain First Amendment to Lease (CPLV), dated as of the Fourth Amendment Date, (ii) further amended by that certain Omnibus Amendment, (iii) further amended by that certain Second Amendment to Lease (CPLV), dated as of the Fifth Amendment Date and (iv) may be further amended, restated or otherwise modified from time to time.
“Leases”: Collectively or individually, as the context may require, the Regional Lease, the Las Vegas Lease and the Joliet Lease.

“Leased Property”: The “Leased Property” as defined in each of the Leases, collectively or individually, as the context may require.
“Legal Requirements”: All applicable federal, state, county, municipal and other governmental statutes, laws (including securities laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, whether now or hereafter enacted and in force, as applicable to any Person or to any Golf Course, including those (a) that affect either the Golf Courses or any portion thereof, or otherwise in any way affecting the business operated or conducted thereat, as the context requires, and (b) which may regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.
“License Term”: As defined in Section 2.1(c).
“Licensed Trademarks”: All rights in, to and under the trademarks, service marks and domain names set forth on Exhibit G hereto, including the registrations shown on Exhibit G therefor, and the reputation symbolized by the foregoing.
“Membership Fee”: An annual amount payable as provided in Article III, in an initial amount equal to Ten Million and No/100 Dollars ($10,000,000.00) per Usage Year. The Membership Fee shall be increased or decreased, as applicable, to be equal to the Adjusted Membership Fee, from time to time, any time the monthly amount of Rent required to be paid under the Regional Lease is adjusted in accordance with the terms of the Regional Lease, in which event such Adjusted Membership Fee shall be deemed to be the Membership Fee for purposes hereof.
“Membership Fee Reduction Amount”: With respect to any Severance Agreement, a proportionate reduction of the Membership Fee, which proportionate amount shall be equal to the product of (a) the then-applicable Membership Fee (i.e., the Membership Fee immediately prior to the applicable adjustment) multiplied by (b) a fraction, (x) the numerator of which shall be the amount(s) related to the applicable Golf Course(s) that is the subject of such Severance Agreement set forth in the “Total” column on Exhibit D, and (y) the denominator of which shall be Three Million and No/100 Dollars ($3,000,000.00).
“Membership Fee Retainage Election”: As defined in Section 16.2.
“Minimum Rounds Per Month”: As defined in Section 2.1.
“Minimum Rounds Per Year”: As defined in Section 2.1.
“Minimum Rounds Rate”: For each Golf Course, the rate to be used in calculating the applicable Monthly Minimum Rounds Fee or the applicable Annual Minimum Rounds Fee (as the case may be) for such Golf Course, determined as follows: For the period commencing on the Commencement Date and ending on December 31, 2018, the Minimum Rounds Rate for each Golf Course shall be the corresponding rate set forth on Exhibit E-1 for such Golf Course. The Minimum Rounds Rate for each Golf Course shall thereafter be adjusted annually as set forth in the following sentence. On each Minimum Rounds Rate Escalator Adjustment Date during the Term, the

Minimum Rounds Rate for each Golf Course for such calendar year shall be adjusted to be equal to the applicable Minimum Rounds Rate for such Golf Course during the immediately preceding calendar year, multiplied by the Escalator.
“Minimum Rounds Rate Escalator Adjustment Date”: The first day of each Fiscal Year commencing on January 1, 2019.
“Minimum Rounds Reduction Amount”: A proportionate reduction of the minimum number of Complimentary Golf Rounds applicable in determining the Minimum Rounds Per Month and the Minimum Rounds Per Year, which proportionate amount shall be determined in accordance with the following sentence. In the event that this Agreement terminates (or expires) with respect to any Golf Course(s) (including any Ground Leased Golf Course(s)) pursuant to Section 7.3, Section 11.2(a), Section 11.2(b), Section 12.1(a), Section 12.1(b), Section 12.3 or Article XVI, the above-described proportionate amount shall be equal to (a) in the case of the Minimum Rounds Per Month, the amount(s) related to the applicable Golf Course(s) for which this Agreement terminates (or expires) set forth in each “Minimum # of Complimentary Golf Rounds Per Month (Minimum Rounds Per Month)” column on Exhibit E-1, and (b) in the case of the Minimum Rounds Per Year, the amount(s) related to the applicable Golf Course(s) for which this Agreement terminates (or expires) set forth in the “Total (Minimum Rounds Per Year)” column on Exhibit E-1.
“Monthly Invoice”: As defined in Section 3.4.
“Monthly Minimum Rounds Fee”: With respect to each Golf Course, a monthly amount equal to the product of (1) the applicable Minimum Rounds Rate for such Golf Course multiplied by (2) the applicable number of Minimum Rounds Per Month for such Golf Course.
“Monthly Other Sponsored Rounds Fee”: With respect to each Golf Course, a monthly amount equal to the aggregate of the Other Sponsored Rounds Charges for all of the Other Sponsored Rounds For The Month at such Golf Course.
“Notice”: A notice given in accordance with Article XXIV.
“NRS”: The Nevada Revised Statutes, as amended or supplemented from time to time.
“OFAC”: As defined in Article XXVI.
“Omnibus Amendment”: That certain Omnibus Amendment to Leases by and among Regional Landlord, CPLV Landlord, Joliet Landlord, Regional Tenant, CPLV Tenant, Joliet Tenant and the other parties party thereto, dated as of June 1, 2020.
“Other Sponsored Rounds Charge”: For each of the Other Sponsored Rounds For The Year or each of the Other Sponsored Rounds For The Month (as the case may be), an amount equal to seventy-five percent (75%) of the then applicable Tee Sheet Rate.

“Other Sponsored Rounds For The Month”: With respect to each Golf Course, all Complimentary Golf Rounds, to the extent in excess of the Minimum Rounds Per Month, at such Golf Course during the applicable calendar month.
“Other Sponsored Rounds For The Year”: With respect to each Golf Course, all Complimentary Golf Rounds, to the extent in excess of the Minimum Rounds Per Year, at such Golf Course during the applicable calendar year.
“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.
“Owner”: As defined in the preamble.
“Owner Event of Default”: As defined in Section 13.3.
“Owner Indemnified Parties”: As defined in Article XV.
“Owner Licensing Event”: (a) Either (1) a communication (whether oral or in writing) by or from any Gaming Authority to User or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by User, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Owner Subject Group with User or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by User or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which User or any of its Affiliates is subject; or (b) any member of the Owner Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of User includes any Person for which User or its Affiliate is providing management services.
“Owner Rights and Privileges”: As defined in Section 2.1.
“Owner Subject Group”: Owner, Owner’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding User and its Affiliates.
“Owner’s Statement”: As defined in Section 3.5.
“Parent Entity”: With respect to any Person, any corporation, association, limited partnership, limited liability company or other entity which at the time of determination (a) owns or controls, directly or indirectly, more than fifty percent (50%) of the total voting power of shares of capital stock (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees of such Person, (b) owns or controls, directly or indirectly, more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Person, whether in the form of membership, general, special or limited partnership interests or otherwise, or (c) is the controlling general partner or managing member of, or otherwise controls, such entity.
“Partial Taking”: As defined in Section 12.1(b).
“Party” and “Parties”: Owner and/or User, as the context requires.
“Payment Date”: Any due date for the payment of the installments of Golf Course Use Payments or Additional Charges payable under this Agreement.
“Permitted User Lender”: The lender or noteholder or other investor or any agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors in connection with indebtedness secured by a Permitted User Security Instrument, in each case as and to the extent such Person has the power to act (subject to obtaining the requisite instructions) on behalf of all lenders, noteholders or other investors with respect to such Permitted User Security Instrument; provided such lender or noteholder or other investor or such agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other institution that in the ordinary course acts as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders or noteholders) in respect of financings of similar size as the Tenant’s Initial Financing; and provided, further, that, in all events, (i) no agent, trustee or similar representative shall be User, CEOC, CEC or any of their Affiliates, respectively (each, a “ Prohibited Agent”), and (ii) no (A) Prohibited Agent (excluding any Person that is a Prohibited Agent as a result of its ownership of publicly-traded shares in any Person), or (B) entity that owns, directly or indirectly (but excluding any ownership of publicly-traded shares in CEC or any of its Affiliates), higher than the lesser of (1) ten percent (10%) of the Equity Interests in User or (2) a Controlling legal or beneficial interest in User, may collectively hold an amount of the indebtedness secured by a Permitted User Security Instrument higher than the lesser of (x) twenty-five percent (25%) thereof and (y) the principal amount thereof required to satisfy the threshold for requisite consenting lenders to amend the terms of such indebtedness that affect all lenders thereunder.
“Permitted User Security Instrument”: Any security agreement, pledge agreement or similar document creating or evidencing a lien on User’s interest in this Agreement (or all the direct or indirect interest therein at any tier of ownership, including without limitation, a lien on direct or indirect Equity Interests in User), granted to or for the benefit of a Permitted User Lender as security for the indebtedness of User or its Affiliates.
“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Primary Intended Use”: (i) Eighteen (18) hole golf course and related uses, (ii) ancillary retail use, (iii) such other uses required under any Legal Requirements (including those mandated by any applicable regulators), (iv) such other ancillary uses, but in all events consistent with the current use of the Golf Courses or any portion thereof as of the Commencement Date or with then-prevailing golf course industry use (including developing, altering and/or improving portions of the property on which any Golf Course is situated as expressly permitted by the last sentence of Section 2.1(a)(i) and otherwise provided by this Agreement), and/or (v) such other use as shall be agreed to by Owner and User from time to time in their reasonable discretion.
“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the comparable prime rate of another comparable nationally known money center bank reasonably selected by Owner), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.
“Prior Months”: As defined in the definition of CPI Increase.
“Products and Materials”: All products, merchandise and other materials, in any format now or hereafter known, bearing or incorporating any of the Licensed Trademarks, which identify or promote the Rio Secco Golf Course, or goods or services offered thereby or in connection therewith, including goods, packaging, labeling, point-of-sale materials, websites, social media pages, trade show displays, sales materials and advertising.
“Prohibited Agent”: As defined in the definition of Permitted User Lender.
“Prohibited Persons”: As defined in Article XXVI.
“PropCo”: VICI Properties L.P., a Delaware limited partnership.
“PropCo 1”: VICI Properties 1 LLC, a Delaware limited liability company.
“Protected Names”: As defined in Section 27.13.
“Regional Landlord”: The “Landlord” as defined in the Regional Lease.
“Regional Lease”: That certain Lease (Non-CPLV), dated as of the Commencement Date, by and among the entities listed on Schedule A thereto, CEOC and the entities listed on Schedule B thereto, and, solely for the purposes of the penultimate paragraph of Section 1.1 thereof, Propco TRS LLC, a Delaware limited liability company, as (i) amended by that certain First Amendment to Lease (Non-CPLV), dated as of December 22, 2017, (ii) further amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA, dated as of February 16, 2018, (iii) further amended by that certain Third Amendment to Lease (Non-CPLV), dated as of April 2, 2018, (iv) further amended by that certain Fourth Amendment to Lease (Non-CPLV), dated as of the Fourth Amendment Date, (v) further amended by that certain Omnibus Amendment, (vi) further amended by that certain Fifth Amendment to Lease (Non-CPLV), dated as of the Fifth Amendment Date, and (vii) may be further amended, restated or otherwise modified from time to time.
“Regional Tenant”: The “Tenant” as defined in the Regional Lease.

“Renewal Notice”: As defined in Section 2.3.
“Renewal Term”: As defined in Section 2.3.
“Rent”: “Rent” as defined in the Regional Lease.
“Representatives”: With respect to any Person, such Person’s officers, employees, directors, accountants, attorneys and other consultants, experts or agents of such Person, and actual or prospective arrangers, underwriters, investors or lenders with respect to indebtedness or Equity Interests that may be issued by such Person, to the extent that any of the foregoing actually receives non-public information hereunder. In addition, and without limitation of the foregoing, the term “Representatives” shall include, (a) in the case of Owner, PropCo 1, PropCo, Landlord REIT, Golf TRS and any Affiliate thereof, and (b) in the case of User, CEOC, CEC and any Affiliate thereof.
“Rio”: Rio Properties, LLC, a Nevada limited liability company.
“Rio Secco Golf Course”: The Rio Secco golf course property located in Henderson, Nevada as of the Commencement Date.
“SEC”: The United States Securities and Exchange Commission.
“Section 27.5 Dispute”: As defined in Section 27.5.
“Severance Agreement”: A separate agreement with respect to a Golf Course, created when Owner transfers any individual Golf Course (or several Golf Courses but not all of the Golf Courses), which agreement shall comply with the requirements set forth in Article XVI hereof.
“Stated Expiration Date”: As defined in Section 2.2.
“Subsidiary”: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) Equity Interest at the time of determination.
“Taking”: Any taking of all or any part of the Golf Courses, in or by Condemnation, including by reason of the temporary requisition of the use or occupancy of all or any part of the Golf Courses by any governmental authority, civil or military.
“Tee Sheet Rate”: With respect to an individual round of golf at a particular Golf Course, the applicable rate which a walk-in member of the general public would be charged to play such round of golf at such Golf Course if such member did not pay a reduced rate based on any discount associated with such member’s stay at any local resort or casino, including those operated by User, promotional code, coupon or other discount.

“Tenant Event of Default”: “Tenant Event of Default” as defined in the Regional Lease.
“Tenant’s Initial Financing”: “Tenant’s Initial Financing” as defined in the Regional Lease.
“Term”: As defined in Section 2.2.
“Unavoidable Delay”: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the Party responsible for performing an obligation hereunder; provided, that lack of funds, in and of itself, shall not be deemed a cause beyond the reasonable control of a Party.
“Unsuitable for Its Primary Intended Use”: A state or condition of any individual Golf Course such that by reason of a Partial Taking or a sale, assignment, transfer or conveyance of a portion (but not all) of such Golf Course pursuant to Section 16.1 (or other event, as applicable) such Golf Course cannot, following restoration thereof (to the extent commercially practical and solely with respect to a Partial Taking), be operated on a commercially practicable basis as an eighteen (18) hole golf course, taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such Partial Taking or such sale, assignment, transfer or conveyance of a portion (but not all) of such Golf Course pursuant to Section 16.1 (or other event, as applicable).
“Usage Year”: The first (1st) Usage Year of the Term shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Usage Year shall be each period of twelve (12) full calendar months after the last day of the prior Usage Year, except that the final Usage Year of the Term shall end on the Expiration Date.
“User”: As defined in the preamble.
“User Event of Default”: As defined in Section 13.1.
“User Indemnified Parties”: As defined in Article XV.
“User Licensing Event”: (a) Either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Owner, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the User Subject Group with Owner or any of its Affiliates is likely to, (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Owner or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Owner or any of its Affiliates is subject; or (b) any member of the User Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Owner includes any Person for which Owner or its Affiliate is providing management services.
“User Rights and Privileges”: As defined in Section 2.1.
“User Subject Group”: User, User’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Owner and its Affiliates.
ARTICLE II

GRANT OF LICENSE; TERM

2.1	Golf Courses; Rights and Privileges; Minimum Rounds; Trademark License.
(a)    User and Owner Rights and Privileges.
(i)    Upon and subject to the terms and conditions hereinafter set forth, Owner grants to User, and User accepts from Owner, certain priority rights and privileges with respect to access and use of the golf course properties described on Exhibit A-1 attached hereto (each, a “Golf Course”; collectively, the “Golf Courses”) as more particularly set forth on Exhibit B attached hereto (collectively, the “User Rights and Privileges”). Such User Rights and Privileges are granted subject to all covenants, conditions, restrictions, easements and other matters of any nature, whether or not of record, affecting the Golf Courses or any portion thereof as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters of any nature, whether or not of record, affecting the Golf Courses or any portion thereof that do not materially and adversely affect User’s rights under this Agreement or as may otherwise be agreed to in writing by Owner and User, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Golf Courses or any portion thereof. With respect to each Golf Course, Owner shall have the right to enter into any covenants, conditions, restrictions, easements and other matters of any nature, whether or not of record, affecting such Golf Course or any portion thereof without having agreed to same in writing with User but Owner may do so only if and to the extent the same does not render such Golf Course Unsuitable for Its Primary Intended Use. In addition, Owner shall have the right to develop, alter and/or improve portions of the property on which any Golf Course is situated for other uses but Owner may do so only if and to the extent that doing so does not render such Golf Course Unsuitable for Its Primary Intended Use.
(ii)    In consideration of the foregoing grant of the User Rights and Privileges, User shall (A) pay to Owner the Membership Fee and the CES Use Fee (as more particularly described in Article III), (B) provide to Owner (or cause User’s Affiliates to provide to Owner) the rights and privileges set forth on Exhibit C attached hereto (collectively, the

“Owner Rights and Privileges”) and (C) sponsor (i.e., pay for, and use commercially reasonable efforts to refer to Owner), on a monthly basis, the Aggregate Minimum Rounds Per Month and, on an annual basis, the Aggregate Minimum Rounds Per Year (as more particularly described in Section 2.1(b) below).
(b)    Minimum Rounds.
(i)    User agrees to use commercially reasonable efforts to refer to Owner, at each Golf Course, a minimum number of Complimentary Golf Rounds per calendar year as more particularly set forth on Exhibit E-1 attached hereto (collectively, the “Minimum Rounds Per Year”), which Minimum Rounds Per Year shall be apportioned among each calendar month during each such calendar year as more particularly set forth on Exhibit E-1 attached hereto (collectively, the “Minimum Rounds Per Month”), in each case as such amounts may be reduced by the applicable Minimum Rounds Reduction Amount as described in Section 7.3, Section 11.2(a), Section 11.2(b), Section 12.1(a), Section 12.1(b), Section 12.3 and Article XVI.
(ii)    In consideration of the tee times that will be reserved (i.e., set aside) by Owner in order to accommodate the Aggregate Minimum Rounds Per Year and any Other Sponsored Rounds For The Year (as applicable), User shall pay to Owner the Complimentary Golf Rounds Fee (as more particularly described in Article III). For the avoidance of doubt, User’s failure to refer to Owner, at each Golf Course, the Minimum Rounds Per Year shall in no way affect User’s obligation to pay to Owner the portion of the Complimentary Golf Rounds Fee attributable to the aggregate of the Annual Minimum Rounds Fees for all of the Golf Courses.
(c)    Trademark License. Subject to the terms and provisions set forth in this Agreement, CLC hereby grants to Owner, and Owner hereby accepts, a worldwide, royalty-free and non-transferable right and sublicense, for a term of eight (8) years from the Commencement Date (the “License Term”), to use the Licensed Trademarks solely (x) in connection with the operation, advertising, marketing and promotion of the Rio Secco Golf Course and (y) on or in connection with the use, manufacture, marketing, promotion, distribution, offer for sale and sale of Products and Materials. Owner acknowledges and agrees that the Licensed Trademarks are owned by Rio and licensed to CLC. Owner therefore agrees to comply with the terms and conditions applicable to sublicensees of the Licensed Trademarks, as set forth on Exhibit H hereto. The sublicense granted pursuant to this Section 2.1(c) shall be non-exclusive, except that such license shall be exclusive as to CES and its subsidiaries (including CLC); provided, that CES and its subsidiaries (including CLC) may continue to use the Licensed Trademarks and reference the Rio Secco Golf Course as necessary to comply with the terms and conditions of this Agreement (including, e.g., for promotional purposes in connection with the User Rights and Privileges set forth on Exhibit B hereto).
2.2    Term. The term of this Agreement (the “Term”) shall commence on the Commencement Date and expire on the Expiration Date (i.e., the Term shall consist of the Initial Term plus all Renewal Terms, to the extent exercised as set forth in Section 2.3 below, subject to any earlier termination of the Term pursuant to the terms hereof). The initial stated term of this

Agreement (the “Initial Term”) shall commence on October 6, 2017 (the “Commencement Date”) and expire on July 31, 2035 (the “Initial Stated Expiration Date”). The “Stated Expiration Date” means the Initial Stated Expiration Date or the expiration date of the most recently exercised Renewal Term, as the case may be. Notwithstanding the foregoing or anything to the contrary contained herein, (a) if all of the Leases terminate in accordance with their respective terms, then, simultaneously with such termination of the Lease that terminates last, this Agreement shall automatically terminate, and (b) this Agreement may be terminated by User with respect to one or more Golf Courses, provided that any such termination pursuant to this clause (b) shall not relieve or diminish User’s obligation to pay the full amount of the Membership Fee as provided herein, which obligation shall survive the termination of this Agreement until all of the Leases have terminated in accordance with their respective terms, nor relieve or diminish Guarantor’s obligations under the Guaranty.
2.3    Renewal Terms. The Term may be extended for four (4) separate “Renewal Terms” of five (5) years each if (a) at least twelve (12), but not more than eighteen (18), months prior to the then current Stated Expiration Date, User delivers to Owner a “Renewal Notice” stating that it is irrevocably exercising its right to extend this Agreement for one (1) Renewal Term; and (b) no User Event of Default shall have occurred and be continuing on the date Owner receives the Renewal Notice or on the last day of the then current Term (other than an User Event of Default that is in the process of being cured by a Permitted User Lender in compliance in all respects with Section 17.2). Subject to the provisions, terms and conditions of this Agreement, upon User’s timely delivery to Owner of a Renewal Notice, the Term shall be extended for the then applicable Renewal Term. During any such Renewal Term, except as specifically provided for herein, all of the provisions, terms and conditions of this Agreement shall remain in full force and effect. After the last Renewal Term, User shall have no further right to renew or extend the Term. If User fails to validly and timely exercise any right to extend this Agreement, then all subsequent rights to extend the Term shall terminate. Notwithstanding the foregoing or anything to the contrary contained herein, (i) if any right to extend the term of any of the Leases is validly and timely exercised pursuant to Section 1.4 of such Lease, then (A) User shall be required to exercise the corresponding right to extend this Agreement for the corresponding Renewal Term hereunder, (B) User shall be deemed to have validly and timely exercised such right to extend this Agreement described in the foregoing clause (A), and (C) this Agreement shall automatically be extended for the applicable Renewal Term without any further action by User, and (ii) if all of the rights to extend the terms of the Leases fail to be validly and timely exercised pursuant to Section 1.4 of each of the Leases, then all corresponding and subsequent rights to extend the Term hereunder shall terminate and User shall not have any right to extend this Agreement.
ARTICLE III

GOLF COURSE USE PAYMENTS

3.1	Payment of Membership Fee and CES Use Fee.
(a)    Generally. During the Term, User will pay to Owner each of the Golf Course Use Payments and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. On the

Commencement Date, a prorated portion of the first monthly installment of the Membership Fee shall be paid by User for the period from the Commencement Date until the last day of the calendar month in which the Commencement Date occurs, based on the number of days during such period. Thereafter, the Membership Fee shall be payable by User in consecutive monthly installments equal to one-twelfth (1/12th) of the Membership Fee amount for the applicable Usage Year on the first (1st) day of each calendar month (or the immediately preceding Business Day if the first (1st) day of the month is not a Business Day), in advance for such calendar month, during that Usage Year. With respect to the CES Use Fee, (i) on the Commencement Date, a prorated portion of the first quarterly installment of the CES Use Fee shall be paid by User for the period from the Commencement Date until the last day of the calendar quarter in which the Commencement Date occurs, based on the number of days during such period, and (ii) thereafter, the CES Use Fee shall be payable by User in consecutive quarterly installments equal to one-fourth (1/4th) of the CES Use Fee amount for the applicable Usage Year on the first (1st) day of each calendar quarter (or the immediately preceding Business Day if the first (1st) day of the quarter is not a Business Day), in advance for such calendar quarter, during that Usage Year. The Complimentary Golf Rounds Fee shall be payable in accordance with the terms and provisions of Section 3.5 below.
(b)    Proration for Partial Usage Year. Unless otherwise agreed by the Parties in writing, the Golf Course Use Payments shall each be prorated on a per diem basis as to any Usage Year containing less than twelve (12) full calendar months, and with respect to any installment thereof due for any partial months at the beginning and end of the Term.
3.2    Late Payment. User hereby acknowledges that the late payment by User to Owner of any of the Golf Course Use Payments or Additional Charges will cause Owner to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of any of the Golf Course Use Payments or Additional Charges payable directly to Owner shall not be paid within four (4) days after its due date, User shall pay to Owner on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or Additional Charges and (b) the maximum amount permitted by law. The Parties agree that this late charge represents a fair and reasonable estimate of the costs that Owner will incur by reason of late payment by User. The Parties further agree that any such late charge constitutes Golf Course Use Payments or Additional Charges (as applicable), and not interest, and such assessment does not constitute a lender or borrower/creditor relationship between Owner and User. If any installment of any of the Golf Course Use Payments (or Additional Charges payable directly to Owner) shall not be paid within nine (9) days after its due date, the amount unpaid, including any late charges previously accrued and unpaid, shall bear interest at the Overdue Rate (from such ninth (9th) day after the due date of such installment until the date of payment thereof) (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not a claim for such interest is allowed or allowable in such proceeding), and User shall pay such interest to Owner on demand. The payment of such late charge or such interest shall not constitute a waiver of, nor excuse or cure, any default under this Agreement, nor prevent Owner from exercising any other rights and remedies available to Owner. No failure by Owner to insist upon strict performance by User of User’s obligation to pay late charges and interest on sums overdue shall constitute a waiver by Owner of its right to enforce the provisions, terms and conditions of this Section 3.2. No payment by User nor receipt by Owner of a lesser amount than may be required to be paid hereunder shall be deemed to be other than on account of any such payment, nor shall any endorsement or statement on any check or any letter accompanying any check tendered as payment be deemed an accord and satisfaction and Owner, in its sole discretion, may accept such check or payment without prejudice to Owner’s right to recover the balance of such payment due or pursue any other right or remedy in this Agreement provided.
3.3    Method of Payment. Each of the Golf Course Use Payments and Additional Charges to be paid to Owner shall be paid by electronic funds transfer debit transactions through wire transfer, ACH or direct deposit of immediately available federal funds and shall be initiated by User for settlement on or before the applicable Payment Date in each case (or, in respect of Additional Charges, as applicable, such other date as may be applicable hereunder); provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the preceding Business Day. Owner shall provide User with appropriate wire transfer, ACH and direct deposit information in a Notice from Owner to User. If Owner directs User to pay any of the Golf Course Use Payments or any Additional Charges to any party other than Owner, User shall send to Owner, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Owner may reasonably require. No amounts due and payable under this Agreement may be offset against any amounts due and payable under any other agreement.
3.4    Monthly Invoice. Within ten (10) Business Days after the end of each calendar month during the Term, Owner shall furnish to User an invoice for all Monthly Minimum Rounds Fees, Monthly Other Sponsored Rounds Fees and Additional Charges (if any) which are then payable hereunder (each, a “Monthly Invoice”). For the avoidance of doubt, each Monthly Invoice will be based solely on activities at the Golf Courses for the calendar month to which such Monthly Invoice relates, and any reconciliation credits or refunds will be applied against the invoiced amounts only after the corresponding end-of-quarter reconciliation (as more particularly described below) has been completed. Within thirty (30) days following the date of the giving of a Monthly Invoice (which shall be determined in accordance with Article XXIV hereof), User shall pay to Owner all amounts set forth on such Monthly Invoice. No delay by Owner in providing any statement, invoice or billing (including, without limitation, any Monthly Invoice or any Owner’s Statement) to User shall be deemed a default by Owner or a waiver of amounts due to Owner. User’s failure to object to any statement, invoice or billing by Owner (including, without limitation, any Monthly Invoice or any Owner’s Statement) within ninety (90) days after the date of the giving thereof (which shall be determined in accordance with Article XXIV hereof) shall constitute User’s approval of, and waiver of any objection to, such statement, invoice or billing and shall conclusively establish such statement, invoice or billing as being in accordance with this Agreement.
3.5    Payment of Complimentary Golf Rounds Fee. Notwithstanding the foregoing or anything to the contrary contained herein, the provisions of this Section 3.5 shall be applicable with respect to the Complimentary Golf Rounds Fee, and in the event of any conflict between the provisions of this Section 3.5 and the other provisions of this Article III, the provisions of this Section 3.5 shall govern.  Payments in respect of the Complimentary Golf Rounds Fee shall be made by User to Owner, in consecutive monthly installments on or before the thirtieth (30th) day following the date of the giving of each Monthly Invoice (which shall be determined in accordance with Article XXIV hereof) (in arrears for the calendar month to which such Monthly Invoice relates), and each such payment shall include the applicable Monthly Minimum Rounds Fees and the applicable Monthly Other Sponsored Rounds Fees for all of the Golf Courses (subject to quarterly reconciliation as set forth below).  Within forty-five (45) days after the end of each calendar quarter during the Term, Owner shall furnish to User a statement showing (a) the number of Complimentary Golf Rounds attributable to such calendar quarter, (b) the year-to-date (as of the end of such calendar quarter) number of Complimentary Golf Rounds attributable to the calendar year of which such calendar quarter is a part, and (c) a calculation of the Complimentary Golf Rounds Reimbursement Amount (if any) which is then owing hereunder (each, an “Owner’s Statement”).  Within thirty (30) days following the date of the giving of an Owner’s Statement (which shall be determined in accordance with Article XXIV hereof), Owner shall provide to User a credit against payments in respect of the Complimentary Golf Rounds Fee next coming due (or a refund if at the end of the Term, subject to Article XIII) in the amount of the Complimentary Golf Rounds Reimbursement Amount (if any) set forth on such Owner’s Statement.  For purposes hereof, the term “Complimentary Golf Rounds Reimbursement Amount” shall mean an amount equal to the difference of (i) the aggregate amount of the installment payments theretofore made by User to Owner in respect of the Complimentary Golf Rounds Fee pursuant to this Section 3.5 during the applicable calendar year, minus (ii) the sum of (A) the aggregate amount of all Monthly Minimum Rounds Fees for all of the Golf Courses, on a year-to-date basis, payable for all of the months during such calendar year, through and including such calendar quarter, plus (B) the aggregate amount of the following for all of the Golf Courses: with respect to each Golf Course, the product of (1) the greater of (x) zero (0), and (y) the difference of (I) for such Golf Course, as applicable, the aggregate number of Complimentary Golf Rounds at such Golf Course, on a year-to-date basis, for such calendar year, through and including such calendar quarter, minus (II) for such Golf Course, as applicable, the aggregate number of Minimum Rounds Per Month for such Golf Course for all of the months during such calendar year, through and including such calendar quarter, multiplied by (2) the applicable Other Sponsored Rounds Charge for such Golf Course. For the avoidance of doubt, in performing any end-of-quarter reconciliation, with respect to each Golf Course, (aa) the aggregate year-to-date number of Complimentary Golf Rounds at such Golf Course will be applied first towards satisfaction of each of the Minimum Rounds Per Month for such Golf Course through and including the applicable calendar quarter (and, in connection therewith, some or all of the Other Sponsored Rounds For The Month at such Golf Course during the applicable calendar quarter may ultimately be applied to satisfy the Minimum Rounds Per Month of a preceding, or subsequent, month in the calendar year of which the applicable calendar quarter is a part); and (bb) if the aggregate year-to-date number of Other Sponsored Rounds For The Month for such Golf Course exceeds the aggregate year-to-date number of unsatisfied Minimum Rounds Per Month for such Golf Course, then the reconciliation will include an adjustment of the rate applicable to such excess for purposes of calculating the Complimentary Golf Rounds Fee (i.e., the applicable rate with respect to such excess will be the applicable Minimum Rounds Rate for such Golf Course (rather than the then applicable Tee Sheet Rate)).
ARTICLE IV

ADDITIONAL CHARGES

Owner and User acknowledge and agree that the Golf Course Use Payments are in consideration of the User Rights and Privileges and the tee times to be reserved (i.e., set aside) to accommodate the Aggregate Minimum Rounds Per Year and any Other Sponsored Rounds For The Year (as applicable). In addition to the Golf Course Use Payments, User shall (a) pay Owner for charges for goods and services (other than greens fees) provided by Owner at the Golf Courses (e.g., food, beverages and pro shop merchandise) to, or at the written request (which may be via electronic mail) of, User, in each case in a manner consistent with past practice, and (b) be responsible for other Additional Charges in accordance with the applicable terms hereof.
ARTICLE V

NO TERMINATION, ABATEMENT, ETC.
Except as otherwise specifically provided in this Agreement, User shall remain bound by this Agreement in accordance with its terms. The obligations of Owner and User hereunder shall be separate and independent covenants and agreements and each of the Golf Course Use Payments and all other sums payable by User hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Agreement or by termination of this Agreement as to all of the Golf Courses as a result of all of the Leases having been terminated in accordance with their respective terms other than a termination of this Agreement by Owner pursuant to Section 13.2. Without limitation of the preceding sentence, the respective obligations of Owner and User shall not be affected by reason of, except as expressly set forth in Articles XI and XII, (a) any damage to or destruction of the Golf Courses or any portion thereof from whatever cause, or any Condemnation of the Golf Courses or any portion thereof or, discontinuance of any service or utility servicing the same; (b) the lawful or unlawful prohibition of, or restriction upon, User’s use of the Golf Courses or any portion thereof or the interference with such use by any Person; (c) any claim that User has or might have against Owner by reason of any default or breach of any warranty by Owner hereunder or under any other agreement between Owner and User or to which Owner and User are parties; (d) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Owner or any assignee or transferee of Owner; or (e) for any other cause, whether similar or dissimilar to any of the foregoing. User hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (i) to modify, surrender or terminate this Agreement, or (ii) which may entitle User to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against any of the Golf Course Use Payments or other sums payable by User hereunder, except in each case as may be otherwise specifically provided in this Agreement.
ARTICLE VI
OWNERSHIP OF GOLF COURSES
Owner and User acknowledge and agree that they have executed and delivered this Agreement with the understanding that (i) the Golf Courses are the property of Owner, (ii) User has only the right to access and use the Golf Courses upon the terms and conditions of this Agreement, (iii) during the Term, each Golf Course is an amenity relating to the Leased Property under the

Leases as well as a third-party business open to the public, (iv) the business relationship created by this Agreement and any related documents is and at all times shall remain that of licensor and licensee, (v) this Agreement has been entered into by each Party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Owner and User, to make them joint venturers, to make User an agent, legal representative, partner, subsidiary or employee of Owner, or to make Owner in any way responsible for the debts, obligations or losses of User.
ARTICLE VII

PRESENT CONDITION & USE
7.1    Condition of the Golf Courses. User confirms that User has examined and otherwise has knowledge of the condition of the Golf Courses prior to and as of the execution and delivery of this Agreement and has found the same to be satisfactory for its purposes hereunder, it being understood and acknowledged by User that, immediately prior to Owner’s acquisition of the Golf Courses and contemporaneous entry into this Agreement, User (or its Affiliates) was the owner of all of Owner’s interest in and to the Golf Courses and, accordingly, User is charged with, and deemed to have, full and complete knowledge of all aspects of the condition and state of the Golf Courses as of the Commencement Date. Without limitation of the foregoing and regardless of any examination or inspection made by User, and whether or not any patent or latent defect or condition was revealed or discovered thereby, User is using the Golf Courses “as is” in its present condition. Without limitation of the foregoing, User waives any claim or action against Owner in respect of the condition of the Golf Courses including any defects or adverse conditions not discovered or otherwise known by User as of the Commencement Date. OWNER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE GOLF COURSES OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE. This Section 7.1 shall not be construed to limit Owner’s express indemnities made hereunder.

7.2	Use of the Golf Courses. During the Term, each Golf Course shall be used for the Primary Intended Use.
7.3    Ground Leases.
(a)    Subject to Section 7.3(b) and Section 7.3(c) below, in the event of cancellation or termination of any Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the Expiration Date (other than the cancellation or termination of a Ground Lease entered into in connection with a sale-leaseback transaction by Owner (other than if such cancellation or termination resulted from User’s default under this Agreement), which cancellation or termination results in the Golf Course leased under such Ground Lease no longer being subject to this Agreement), then this Agreement shall remain in full force and effect and User’s obligation to pay each of the Golf Course Use Payments (excluding the portion of the Complimentary Golf Rounds Fee attributable to such Ground Leased Golf Course) and all Additional Charges required by this Agreement, and all other obligations of User hereunder (other than such obligations of User hereunder that concern solely the applicable Ground Leased Golf Course demised under the affected Ground Lease (including, without limitation, the obligations of User hereunder with respect to the portion of the Complimentary Golf Rounds Fee attributable to such Ground Leased Golf Course), which, for the avoidance of doubt, shall under no circumstances include or be deemed to include the obligations of User hereunder with respect to all or any portion of the Membership Fee), shall continue unabated (and, for the avoidance of doubt, the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith)); provided that if Owner enters into a replacement lease with respect to the applicable Ground Leased Golf Course on substantially similar terms to those of such cancelled or terminated Ground Lease, then such replacement lease shall automatically become a Ground Lease hereunder and such Ground Leased Golf Course shall remain part of the Golf Courses hereunder. Nothing contained in this Agreement shall create, or be construed as creating, any privity of contract or privity of estate between the lessor under any applicable Ground Lease (in each case, the “Ground Lessor”) and User.
(b)    With respect to any Ground Leased Golf Course, the Ground Lease for which has an expiration date (taking into account any renewal options exercised thereunder as of the Commencement Date or hereafter exercised) prior to the Expiration Date, this Agreement shall expire solely with respect to such Ground Leased Golf Course concurrently with such Ground Lease expiration date (taking into account the following sentences of this Section 7.3(b)). There shall be no reduction in any of the Golf Course Use Payments by reason of such expiration with respect to, and the corresponding removal from this Agreement of, any such Ground Leased Golf Course, except that the portion of the Complimentary Golf Rounds Fee attributable to such Ground Leased Golf Course shall no longer constitute a part of the Golf Course Use Payments (and, for the avoidance of doubt, the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith)). Unless all of the rights to extend the terms of the Leases fail to be validly and timely exercised pursuant to Section 1.4 of each of the Leases, Owner (as ground lessee) shall be required to (at the appropriate times) exercise all renewal options contained in each Ground Lease so as to extend the term thereof, and Owner shall provide User with a copy of Owner’s exercise of such renewal option.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, in the event that, despite any cancellation or termination of any Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise), Owner continues to be able to make available to User use of the applicable Ground Leased Golf Course demised under the affected Ground Lease for the Primary Intended Use, then all rights and obligations of Owner and User with respect to such Ground Leased Golf Course shall continue in full force and effect.
(d)    Nothing contained in this Agreement amends, or shall be construed to amend, any provision of the Ground Leases.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other that as of the Commencement Date: (i) this Agreement has been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and, as applicable, is duly authorized and qualified to perform this Agreement within the States where the Golf Courses are located; and (iii) neither this Agreement nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such Party.
ARTICLE IX

MAINTENANCE, REPAIR AND OPERATIONS
Subject to the following provisions of this Article IX, Owner shall, at Owner’s sole cost and expense, (a) operate, maintain, repair and replace the Golf Courses, and every portion thereof, including, without limitation, undertaking and performing capital improvements, in each case (i) in a manner substantially consistent with the prior operating history of the Golf Courses and/or applicable portion thereof, and (ii) in conformity in all material respects with all Legal Requirements, and (b) be responsible for all taxes, utilities, and other costs of ownership of the Golf Courses. Except to the extent necessary during restoration after a Casualty Event, Taking or Condemnation, or necessary or appropriate for purposes of performing maintenance and repairs and/or renovations in Owner’s (and only Owner’s) business judgment, Owner shall keep the Golf Courses continuously open for business and operating in the ordinary course. In the event that a Golf Course closes as a result of any restoration or renovation, User’s obligation to pay each of the Golf Course Use Payments and all Additional Charges required by this Agreement shall remain unabated during the period that such Golf Course is closed; except, however, if such Golf Course remains closed for six (6) consecutive calendar months, then, during the period commencing on the day immediately after the expiration of such six (6)-month period and ending on the day immediately preceding the date on which such Golf Course reopens, User shall not be required to (i) sponsor any portion of the Aggregate Minimum Rounds Per Month and/or Aggregate Minimum Rounds Per Year that would have been attributable to such Golf Course for such period had such Golf Course not been closed during such period, or (ii) pay any portion of the Monthly Minimum Rounds Fee and/or Annual Minimum Rounds Fee that would have been attributable to such Golf Course for such period had such Golf Course not been closed during such period. Notwithstanding anything to the contrary contained herein, (A) to the extent not paid in full on or before the Commencement Date, User shall pay (or cause to be paid) in full all costs and expenses for completing those capital improvements for the Golf Courses (notwithstanding the amounts provided for on Exhibit F attached hereto) that have either (1) commenced on or before the Commencement Date or (2) been approved by User as of the Commencement Date (collectively, the “Approved Capital Improvements”), which Approved Capital Improvements are more particularly described on Exhibit F attached hereto, promptly following User’s receipt of an invoice for the same, and (B) to the extent not complete on or before the date hereof, User shall diligently prosecute completion of the Approved Capital Improvements. User hereby represents and warrants to Owner that, as of the Commencement Date, User paid One Million Eight Hundred Ninety-Two Thousand Eight Hundred Thirty-Nine and 36/100 Dollars ($1,892,839.36) with respect to the Approved Capital Improvements.

ARTICLE X

INSURANCE
During the Term, Owner shall, at its own cost and expense, maintain the minimum kinds and amounts of insurance described on Exhibit I attached hereto. Such insurance shall apply to the ownership, maintenance, use and operations related to the Golf Courses and all property located in or on the Golf Courses. All policies shall be written with insurers authorized to do business in all States where the Golf Courses are located and shall maintain A.M. Best ratings of not less than “A-” “VII” or better in the most recent version of Best’s Key Rating Guide. In the event that any of the insurance companies’ ratings fall below the requirements set forth above, Owner shall have one hundred eighty (180) days within which to replace such insurance company with an insurance company that qualifies under the requirements set forth above. It is understood that Owner may utilize so called Surplus lines companies and will adhere to the standard above. In furtherance of the foregoing, Owner shall maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are reasonable and customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Certificates of insurance, evidencing the insurance coverage required by this Article X shall be delivered to User as described on Exhibit I attached hereto. The Parties hereby confirm that the amounts and types of insurance that Owner has in effect as of the Commencement Date satisfies the requirements of this Article X.
ARTICLE XI

CASUALTY
11.1    Property Insurance Proceeds. All proceeds payable by reason of any property loss or damage to the Golf Courses, or any portion thereof, under any property policy of insurance required to be carried hereunder or otherwise maintained by Owner shall be paid to Owner or as otherwise agreed between Owner and Fee Mortgagee and, subject to the limitations set forth in this Article XI, used for the repair of any damage to or restoration or reconstruction of the Golf Courses, provided that the Golf Courses are rebuilt in a manner that is substantially the same condition as existed immediately prior to the applicable casualty or otherwise reasonably satisfactory to Owner. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Golf Courses to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality or otherwise to Owner’s reasonable satisfaction shall be paid to Owner.

11.2    Owner’s Obligations Following Casualty
(a)    Subject to Section 11.2(b) below, in the event of a Casualty Event with respect to any individual Golf Course, (i) Owner shall restore such Golf Course to substantially the same condition as existed immediately before such damage or otherwise in a manner reasonably satisfactory to Owner and (ii) the damage caused by the applicable Casualty Event shall not terminate this Agreement; provided, however, that if the applicable Casualty Event shall occur not more than two (2) years prior to the then-Stated Expiration Date and the cost to restore the applicable Golf Course to the condition immediately preceding the Casualty Event, as determined by a mutually approved contractor or architect, would equal or exceed twenty-five percent (25%) of the fair market value (as reasonably determined by the parties) of such Golf Course immediately prior to the time of such damage or destruction, then each of Owner and User shall have the option, exercisable in such Party’s sole and absolute discretion, to terminate this Agreement with respect to such Golf Course, upon written notice to the other Party hereto delivered to such other Party within thirty (30) days of the determination of the amount of damage and the fair market value (as reasonably determined by the parties) of such Golf Course and, if such option is exercised by either Owner or User, (i) this Agreement shall terminate with respect to such Golf Course and Owner shall not be required to restore such Golf Course and any insurance proceeds payable as a result of the damage or destruction shall be payable in accordance with Section 11.2(c), and (ii) commencing upon the date of such termination, (A) the CES Use Fee shall be adjusted in accordance with the CES Use Fee Reduction Amount and (B) the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith). Notwithstanding anything to the contrary contained herein, if a Casualty Event occurs (and/or if the determination of the amount of damage and/or the thirty (30) day period referred to in the preceding sentence is continuing) at a time when User could send a Renewal Notice (provided, for this purpose, User shall be permitted to send a Renewal Notice under Section 2.3 not more than twenty-four (24) months (rather than not more than eighteen (18) months) prior to the then current Stated Expiration Date), if User has elected or elects to exercise the same at any time following User’s receipt of such notice of termination from Owner, neither Owner nor User may terminate this Agreement under this Section 11.2(a).
(b)    If the cost to restore any individual Golf Course exceeds the amount of proceeds received from the insurance required to be carried hereunder, then (i) Owner shall not be obligated to restore such Golf Course, and (ii) Owner shall, by written notice to User delivered to User within thirty (30) days of the final determination of the amount of proceeds received from the insurance required to be carried hereunder or otherwise maintained by Owner, elect to either (A) restore such Golf Course to substantially the same condition as existed immediately before such damage or otherwise in a manner reasonably satisfactory to Owner (in which event this Agreement shall remain in full force and effect) or (B) terminate this Agreement with respect to such Golf Course (in which event (1) this Agreement shall terminate with respect to such Golf Course and any insurance proceeds payable as a result of the damage or destruction shall be payable in accordance with Section 11.2(c), and (2) commencing upon the date of such termination, (x) the CES Use Fee shall be adjusted in accordance with the CES Use Fee Reduction Amount and (y) the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds

Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith)).
(c)    In the event Owner is not required to, and does not elect to, repair and restore any applicable Golf Course, all insurance proceeds shall be paid to and retained by Owner free and clear of any claim.
11.3    No Abatement of Golf Course Use Payments. Except as expressly provided in Article IX or this Article XI, this Agreement shall remain in full force and effect and User’s obligation to pay each of the Golf Course Use Payments and all Additional Charges required by this Agreement shall remain unabated during any period following a Casualty Event. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, under no scenario, including, without limitation, the termination of this Agreement as a result of a Casualty Event or otherwise, shall User be relieved of its obligation to pay the Membership Fee before all of the Leases have terminated in accordance with their respective terms.
11.4    Waiver. User waives any statutory rights of termination which may arise by reason of any damage or destruction of any applicable Golf Course but such waiver shall not affect any contractual rights granted to User under this Agreement.
ARTICLE XII

EMINENT DOMAIN
12.1    Condemnation. Owner shall promptly give User written notice of the actual or threatened Condemnation or any Condemnation proceeding affecting any Golf Course of which Owner has knowledge and shall deliver to User copies of any and all papers served in connection with the same.
(a)    Total Taking. If all of any individual Golf Course is subject to a permanent Taking, then (i) this Agreement shall automatically terminate with respect to such Golf Course as of the day before the date of such Taking, and (ii) commencing upon the date of such termination, (A) the CES Use Fee shall be adjusted in accordance with the CES Use Fee Reduction Amount and (B) the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith).
(b)    Partial Taking. If a portion (but not all) of any individual Golf Course is subject to a permanent Taking (“Partial Taking”), then (i) this Agreement shall remain in effect so long as such Golf Course is not thereby rendered Unsuitable for Its Primary Intended Use, and (ii) none of the Golf Course Use Payments shall be adjusted; provided, however, that if the applicable Golf Course is rendered Unsuitable for Its Primary Intended Use, then (A) this Agreement shall terminate with respect to such Golf Course as of the day before the date of such Partial Taking, and (B) commencing upon the date of such termination, (1) the CES Use Fee shall be adjusted in accordance with the CES Use Fee Reduction Amount and (2) the Minimum Rounds Per Month and the Minimum

Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith).
(c)    Restoration. If there is a Partial Taking and this Agreement remains in full force and effect, the Award shall be paid to Owner. In such event, (i) subject to receiving such Award, Owner shall accomplish all necessary restoration in accordance with the following sentence (whether or not the amount of the Award received by Owner is sufficient), and (ii) none of the Golf Course Use Payments shall be adjusted. Owner shall restore the affected Golf Course as nearly as reasonably possible under the circumstances to a complete architectural unit of the same general character and condition as existed immediately prior to the applicable Partial Taking or otherwise reasonably satisfactory to Owner (but in any case consistent with the Primary Intended Use).
12.2    Award Distribution. The Award resulting from any Taking or Condemnation shall be paid to and retained by Owner free and clear of any claim.
12.3    Temporary Taking. The taking of any individual Golf Course, or any part thereof, shall constitute a Taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Agreement shall remain in full force and effect (except that (a) the CES Use Fee shall be adjusted in accordance with the CES Use Fee Reduction Amount and (b) the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith), in each case in proportion to the duration of such temporary taking) and the Award shall be paid to Owner.
12.4    No Abatement of Membership Fee. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, under no scenario, including, without limitation, the termination of this Agreement as a result of a Taking, Partial Taking or otherwise, shall User be relieved of its obligation to pay the Membership Fee before all of the Leases have terminated in accordance with their respective terms.
ARTICLE XIII

DEFAULTS & REMEDIES
13.1    User Events of Default. Any one or more of the following shall constitute a “User Event of Default”:
(a)    User shall fail to pay any installment of any of the Golf Course Use Payments when due and such failure is not cured within ten (10) days after written notice from Owner of User’s failure to pay such installment when due (and such notice of failure from Owner may be given any time after such installment payment is one (1) day late);
(b)    User shall fail to pay any Additional Charge within ten (10) days after written notice from Owner of User’s failure to pay such Additional Charge when due (and such notice of failure from Owner may be given any time after such Additional Charge payment is one (1) day late);

(c)    User shall:
(i)    file a petition in bankruptcy or a petition to take advantage of any insolvency law or statute under Federal law, specifically including Title 11, United States Code, §§ 101-1532, or analogous state law;
(ii)    make an assignment for the benefit of its creditors; or
(iii)    consent to the appointment of a receiver of itself or of the whole or substantially all of its property;
(d)    User shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of User, a receiver of User or of all or substantially all of User’s property, or approving a petition filed against User seeking reorganization or arrangement of User under Federal law, specifically including Title 11, United States Code, §§ 101-1532, or analogous state law, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;
(e)    entry of an order or decree liquidating or dissolving User, provided that the same shall not constitute an User Event of Default if such order or decree shall be vacated, set aside or stayed within ninety (90) days from the date of the entry thereof;
(f)    a transfer of User’s interest in this Agreement (including pursuant to a Change of Control) shall have occurred without the consent of Owner to the extent such consent is required under Article XVII or User is otherwise in default of the provisions set forth in Section 17.1 below;
(g)    User shall fail to observe or perform any other term, covenant or condition of this Agreement and such failure is not cured within thirty (30) days after written notice thereof from Owner, provided, however, if such failure cannot reasonably be cured within such thirty (30) day period and User shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently proceeds to cure the same, then such thirty (30) day period shall be extended for such time as is reasonably necessary for User in the exercise of due diligence to cure such failure, provided that, with respect to any failure to perform (i) that is still continuing on or after the first day of the sixth (6th) Usage Year such cure period shall not extend beyond the later of such first day of the sixth (6th) Usage Year or one hundred eighty (180) days in the aggregate, and (ii) that is first arising on or after the first day of the sixth (6th) Usage Year, such cure period shall not exceed one hundred eighty (180) days in the aggregate; provided, further, however, that no User Event of Default under this clause (g) or under clause (h) below shall be deemed to exist under this Agreement during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, User remedies the default within the time periods otherwise required hereunder; and
(h)    the occurrence of any Tenant Event of Default under the Regional Lease.
13.2    Owner Remedies. Upon the occurrence and during the continuance of an User Event of Default, Owner may, subject to the terms of Section 13.4 below, do any one or more of the following: (a) terminate this Agreement by giving User no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights and obligations of User under this Agreement shall cease, subject to any provisions that expressly survive the Expiration Date, (b) seek damages as provided in Section 13.4 hereof, or (c) except to the extent expressly otherwise provided under this Agreement, exercise any other right or remedy hereunder, at law or in equity available to Owner as a result of any User Event of Default. User shall pay as Additional Charges all costs and expenses incurred by or on behalf of Owner, including reasonable and documented attorneys’ fees and expenses, as a result of any User Event of Default hereunder.
13.3    Owner Events of Default; User Remedies.
(a)    An “Owner Event of Default” shall have occurred if Owner shall fail to observe or perform any term, covenant or condition of this Agreement, which failure materially and adversely affects User, and such failure is not cured within thirty (30) days after written notice thereof from User, provided, however, if such failure cannot reasonably be cured within such thirty (30) day period and Owner shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently proceeds to cure the same, then such thirty (30) day period shall be extended for such time as is reasonably necessary for Owner in the exercise of due diligence to cure such failure, provided that, with respect to any failure to perform (i) that is still continuing on or after the first day of the sixth (6th) Usage Year such cure period shall not extend beyond the later of such first day of the sixth (6th) Usage Year or one hundred eighty (180) days in the aggregate, and (ii) that is first arising on or after the first day of the sixth (6th) Usage Year, such cure period shall not exceed one hundred eighty (180) days in the aggregate; provided, further, however, that no Owner Event of Default under this clause (a) shall be deemed to exist under this Agreement during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Owner remedies the default within the time periods otherwise required hereunder.
(b)    Upon the occurrence and during the continuance of an Owner Event of Default, User may, except to the extent expressly otherwise provided in this Agreement, exercise any right or remedy hereunder, at law or in equity available to User as a result of any Owner Event of Default, including, without limitation, seeking the remedy of specific performance.
13.4    Damages. If Owner elects to terminate this Agreement in writing upon an User Event of Default during the Term, User shall forthwith (x) pay to Owner all Golf Course Use Payments due and payable under this Agreement to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due), and (y) pay on demand all damages to which Owner shall be entitled at law or in equity, which, for the avoidance of doubt, shall include the aggregate amounts of the Membership Fee and the CES Use Fee that would have been due and payable under this Agreement throughout the Term (including all Renewal Terms) but for such termination; provided, however, Owner’s damages with regard to unpaid Golf Course Use Payments from and after the date of termination shall equal, as liquidated and agreed current damages in respect thereof, the sum of: (A) the worth at the time of award of the amount by which the unpaid Golf Course Use Payments (excluding the portion of the Complimentary Golf Rounds Fee attributable to the aggregate of the Annual Other Sponsored

Rounds Fees for all of the Golf Courses) that (if this Agreement had not been terminated) would have been payable hereunder after termination until the time of award exceeds the amount of such Golf Course Use Payments (excluding the portion of the Complimentary Golf Rounds Fee attributable to the aggregate of the Annual Other Sponsored Rounds Fees for all of the Golf Courses) loss that User proves could have been reasonably avoided; plus (B) (x) the Golf Course Use Payments (excluding the portion of the Complimentary Golf Rounds Fee attributable to the aggregate of the Annual Other Sponsored Rounds Fees for all of the Golf Courses) which (if this Agreement had not been terminated) would have been payable hereunder from the time of award until the then Stated Expiration Date, discounted to present value by applying a discount rate equal to the discount rate of the Federal Reserve Bank of New York at the time of award, plus one percent (1%), less (y) the Golf Course Use Payments (excluding the portion of the Complimentary Golf Rounds Fee attributable to the aggregate of the Annual Other Sponsored Rounds Fees for all of the Golf Courses) loss from the time of the award until the then Stated Expiration Date that User proves could be reasonably avoided, discounted to present value by applying a discount rate equal to the discount rate of the Federal Reserve Bank of New York at the time of award, plus one percent (1%) (it being understood the foregoing calculation of damages for unpaid Golf Course Use Payments applies only to the amount of unpaid Golf Course Use Payments damages owed to Owner pursuant to User’s obligation to pay Golf Course Use Payments hereunder and does not prohibit or otherwise shall not limit Owner from seeking damages for any indemnification or any other obligations of User hereunder, with all such rights of Owner reserved). As used in clause (A), the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate from the date the applicable amount was due.
13.5    Application of Funds. Any payments received by Owner under any of the provisions of this Agreement during the existence or continuance of any User Event of Default which are made to Owner rather than User due to the existence of an User Event of Default shall be applied to User’s obligations in the order which Owner may reasonably determine or as may be prescribed by applicable Legal Requirements.
13.6    Owner’s Right to Cure User’s Default. If User shall fail to make any payment or to perform any act required to be made or performed hereunder when due, in all cases, after the expiration of any cure period provided for herein, Owner, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of User. All sums so paid by Owner and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Owner, shall be paid by User to Owner on demand as an Additional Charge.
13.7    Reduction of Minimum Rounds Per Month and Minimum Rounds Per Year. Notwithstanding anything in this Agreement to the contrary, if Owner breaches its obligations under Schedule 1 to Exhibit B attached hereto to reserve (i.e., set aside) tee times for User’s (or User’s Affiliates’) guests’ use, then the applicable Minimum Rounds Per Month and the applicable Minimum Rounds Per Year shall each be reduced by the applicable number of tee times which Owner fails to reserve (i.e., set aside) for User’s (or User’s Affiliates’) guests’ use in accordance with Schedule 1 to Exhibit B attached hereto (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith).
13.8    Miscellaneous.
(a)    Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Golf Course Use Payments payable hereunder, or for any other sums payable by User to Owner pursuant to this Agreement, may be brought by Owner from time to time at Owner’s election, and nothing herein contained shall be deemed to require Owner to await the date whereon this Agreement and the Term would have expired by limitation had there been no User Event of Default or termination.
(b)    No failure by either Party to insist upon the strict performance of any agreement, term, covenant or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Owner of full or partial payment of any Golf Course Use Payments during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition. No agreement, term, covenant or condition of this Agreement to be performed or complied with by either Party, and no breach thereof, shall be or be deemed to be waived, altered or modified except by a written instrument executed by the Parties. No waiver of any breach shall affect or alter this Agreement, but each and every agreement, term, covenant and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. In the event Owner claims in good faith that User has breached any of the agreements, terms, covenants or conditions contained in this Agreement, Owner shall be entitled to seek to enjoin such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though summary proceedings or other remedies were not provided for in this Agreement.
(c)    Except to the extent otherwise expressly provided in this Agreement, each right and remedy of a Party provided for in this Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Agreement or now or hereafter existing at law or in equity (subject to the limitations on the calculation of unpaid Golf Course Use Payments set forth in Section 13.4 above).
(d)    Nothing contained in this Article XIII or otherwise shall vitiate or limit User’s or Owner’s obligation to pay the other Party’s attorneys’ fees as and to the extent provided in Article XXV hereof, or any indemnification obligations under any express indemnity made by User of Owner or of any Owner Indemnified Parties or by Owner of User or of any User Indemnified Parties as contained in this Agreement.
ARTICLE XIV

LICENSING EVENTS
14.1    Owner Licensing Event. If there shall occur an Owner Licensing Event and any aspect of such Owner Licensing Event is attributable to a member of the Owner Subject Group, then User shall notify Owner as promptly as practicable after becoming aware of such Owner Licensing Event (but in no event later than twenty (20) days after becoming aware of such Owner Licensing Event). In such event, Owner shall, and shall use commercially reasonable efforts to cause the other members of the Owner Subject Group to, use commercially reasonable efforts to assist User and its Affiliates in resolving such Owner Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Owner Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, User shall have the right, at its election in its sole discretion, either to (a) terminate this Agreement or (b) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Owner Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and User in its sole discretion, upon no less than ninety (90) days’ written notice thereof to Owner following an Owner Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).
14.2    User Licensing Event. If there shall occur a User Licensing Event and any aspect of such User Licensing Event is attributable to a member of the User Subject Group, then Owner shall notify User as promptly as practicable after becoming aware of such User Licensing Event (but in no event later than twenty (20) days after becoming aware of such User Licensing Event). In such event, User shall, and shall use commercially reasonable efforts to cause the other members of the User Subject Group to, use commercially reasonable efforts to assist Owner and its Affiliates in resolving such User Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such User Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Owner shall have the right, at its election in its sole discretion, either to (a) terminate this Agreement or (b) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the User Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and Owner in its sole discretion, upon no less than ninety (90) days’ written notice thereof to User following a User Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority).
ARTICLE XV

INDEMNIFICATION
In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Owner or User, and without regard to the policy limits of any such insurance, (a) User shall protect, indemnify, save harmless and defend Owner and its principals, partners, officers, members, directors, shareholders, employees, managers, agents and servants (collectively, the “Owner Indemnified Parties”; each individually, an “Owner Indemnified Party”), from and against all liabilities, obligations, claims, damages, penalties, causes of action, suits, criminal or civil actions or similar proceedings, costs and expenses, including reasonable documented attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against any Owner Indemnified Party (excluding any indirect, special, punitive or consequential damages as provided in Section 27.3) by reason of any gross negligence or willful misconduct of any User Indemnified Party (as hereinafter defined); and (b) Owner shall protect, indemnify, save harmless and defend User and its principals, partners, officers, members, directors, shareholders, employees, managers, agents and servants (collectively, the “User Indemnified Parties”; each individually, a “User Indemnified Party”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, suits, criminal or civil actions or similar proceedings, costs and expenses, including reasonable documented attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against any User Indemnified Party (excluding any indirect, special, punitive or consequential damages as provided in Section 27.3) by reason of any gross negligence or willful misconduct of any Owner Indemnified Party. Any amounts which become payable by Owner or User under this Article XV shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the Parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Owner, with its counsel and at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the User Indemnified Parties; and User, with its counsel and at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Owner Indemnified Parties. For purposes of this Article XV, any acts or omissions of Owner, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Owner, shall be strictly attributable to Owner; and any acts or omissions of User, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of User, shall be strictly attributable to User.
ARTICLE XVI

TRANSFERS BY OWNER
16.1    Transfers Generally. Owner may sell, assign, transfer or convey, without User’s consent, all of the Golf Courses, any individual Golf Course or any portion of any Golf Course, or any interest therein. If the subject transaction involves a sale, assignment, transfer or conveyance of all of the Golf Courses, then this Agreement shall be assigned to the applicable transferee such that such transferee shall become successor Owner as if an original party to this Agreement. If the subject transaction involves a sale, assignment, transfer or conveyance of any individual Golf Course (or several Golf Courses but not all of the Golf Courses), then (a) subject to Section 16.2 below, this Agreement shall remain in full force and effect with respect to the Golf Course(s) not transferred to the applicable transferee, and (b) a Severance Agreement with such transferee shall be entered into with respect to the Golf Course(s) transferred to the applicable transferee as described in Section 16.2 below. If the subject transaction involves a sale, assignment, transfer or conveyance of a portion (but not all) of any individual Golf Course, then (i) this Agreement shall remain in effect so long as such Golf Course is not thereby rendered Unsuitable for Its Primary Intended Use, and (ii) none of the Golf Course Use Payments shall be adjusted; provided, however, that if the applicable Golf Course is rendered Unsuitable for Its Primary Intended Use, then (A) this Agreement shall terminate with respect to such Golf Course as of the closing of such transaction, and (B) commencing upon the date of such termination, (1) the CES Use Fee shall be adjusted in accordance with the CES Use Fee Reduction Amount and (2) the Minimum Rounds Per Month and the Minimum Rounds Per Year shall each be adjusted in accordance with the Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee shall be re-determined in connection therewith). If Owner (including any successor Owner) shall convey all of the Golf Courses, any individual Golf Course or any portion of any Golf Course, then Owner shall be released from all future liabilities and obligations of Owner under this Agreement with respect to the Golf Course(s) or the applicable portion of a Golf Course (provided such conveyance of such portion of the Golf Course does not affect the Primary Intended Use of the remaining portion of such Golf Course as an eighteen (18) hole golf course) transferred to the applicable transferee upon the later of (x) such conveyance and (y) the applicable transferee’s (A) express assumption of all liabilities and obligations of Owner under this Agreement relating to such transferred Golf Course(s) arising after such conveyance and (B) in the event at least one (1), but less than all, of the Golf Courses are so conveyed, execution of a Severance Agreement, and all liabilities and obligations of Owner hereunder relating to such transferred Golf Course(s) shall thereafter be binding upon such transferee. Notwithstanding anything to the contrary herein, Owner shall not sell, assign, transfer or convey any of the Golf Courses, or assign this Agreement, to (1) a Tenant Prohibited Person (as defined in the Regional Lease) or (2) any Person that is associated with a Person who has been found “unsuitable”, denied a Gaming License or otherwise precluded from participation in the gaming industry by any Gaming Authority, where such association may adversely affect any of User’s or its Affiliates’ Gaming Licenses or User’s or its Affiliates’ then-current standing with any Gaming Authority. Any assignment or transfer under this Article XVI shall be subject to all applicable Legal Requirements, and no such assignment or transfer shall be effective until any applicable approvals, if applicable, are obtained.
16.2    Severance Agreements. In the event Owner desires to sell or otherwise transfer at least one (1), but less than all, of the Golf Courses (in whole but not in part) to a third party or to an affiliate of Owner, then the Parties shall enter into a Severance Agreement with respect to such Golf Course, in accordance with the following provisions:
(a)    Owner shall give User not less than fifteen (15) days’ advance written notice of a Severance Agreement, and User shall thereafter, within said fifteen (15)-day period (or such longer period of time as Owner may require; it being understood that Owner may delay or cancel a Severance Agreement in the event that the underlying sale or transfer of a Golf Course is delayed or cancelled for any reason), execute, acknowledge and deliver a Severance Agreement to the new owner of the applicable Golf Course for the remaining Term and on substantially the same terms and conditions as this Agreement (except for appropriate adjustments (including to Exhibits and Schedules), including such adjustments as are described in this Article XVI), and in any case no less favorable to User than the terms and conditions of this Agreement.
(b)    In the event a Severance Agreement is entered into, Owner may, before the Severance Agreement is executed, elect, in its sole discretion, for the Membership Fee that was in effect under this Agreement immediately prior to the effective date of such Severance Agreement to remain in full force and effect under this Agreement (a “Membership Fee Retainage Election”). If Owner timely makes a Membership Fee Retainage Election (which election may be included in the notice provided pursuant to Section 16.2(a) above), then the Severance Agreement shall provide that no amount is payable under such Severance Agreement in respect of any Membership Fee and the Membership Fee payable under this Agreement shall not be reduced. If Owner does not timely make a Membership Fee Retainage Election, then (i) the Membership Fee payable under the Severance Agreement at the time of the commencement of such Severance Agreement shall be equal to the amount of the Membership Fee Reduction Amount for the applicable Golf Course to be subject to such Severance Agreement, and (ii) correspondingly, upon the effective date of the Severance Agreement, the Membership Fee payable hereunder shall be reduced by such Membership Fee Reduction Amount.
(c)    The CES Use Fee payable under the Severance Agreement at the time of the commencement of such Severance Agreement shall be equal to the amount of the CES Use Fee Reduction Amount for the applicable Golf Course to be subject to such Severance Agreement. Correspondingly, upon the effective date of the Severance Agreement, the CES Use Fee payable hereunder shall be reduced by such CES Use Fee Reduction Amount.
(d)    The Minimum Rounds Per Month and Minimum Rounds Per Year under the Severance Agreement at the time of the commencement of such Severance Agreement shall be determined in accordance with the Minimum Rounds Reduction Amount for the applicable Golf Course to be subject to such Severance Agreement (and the Complimentary Golf Rounds Fee payable under such Severance Agreement shall be determined in connection therewith). Correspondingly, upon the effective date of the Severance Agreement, the Minimum Rounds Per Month and Minimum Rounds Per Year hereunder shall each be adjusted in accordance with such Minimum Rounds Reduction Amount (and the Complimentary Golf Rounds Fee payable hereunder shall be re-determined in connection therewith).
(e)    This Agreement shall automatically terminate with respect to the applicable Golf Course that is subject to such Severance Agreement as of the effective date of such Severance Agreement.
(f)    User shall take such actions and execute and deliver such documents, including, without limitation, amended Memorandum(s) of Agreement and, if requested by Owner, an amendment to this Agreement, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Article XVI, and as Owner may reasonably request to evidence such removal of the applicable Golf Course from this Agreement.
(g)    All reasonable, documented out-of-pocket costs and expenses actually incurred relating to a Severance Agreement (including reasonable, documented attorneys’ fees and other reasonable, documented out-of-pocket costs incurred by User for outside counsel, if any) shall (i) be borne by Owner and not User and (ii) be reimbursed to User by Owner within ten (10) days after Owner’s receipt of written demand therefor from User.
(h)    At the option of such new owner, a Severance Agreement may provide that the new owner of the applicable Golf Course shall have the right to terminate such Severance Agreement on or after the date that is five (5) years after the commencement of such Severance Agreement (the date on which such Severance Agreement terminates pursuant to such new owner’s exercise of such termination right, the “Severance Agreement Termination Date”), in which event such Severance Agreement and the obligations of User to pay the Golf Course Use Payments payable thereunder shall continue through (and including) the Severance Agreement Termination Date.
16.3    No Release of Owner’s Obligations; Exception. The liability of Owner and any immediate and remote successor in interest of Owner (by assignment or otherwise), and the due performance of the obligations of this Agreement on Owner’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Agreement is to be performed, (ii) waiver of the performance of an obligation required under this Agreement that is not entered into by User in a writing executed by User and expressly stated to be for the benefit of Owner or such successor, or (iii) failure to enforce any of the obligations set forth in this Agreement, provided that Owner shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Agreement by User and any assignee of Owner that is not an Affiliate of Owner.
ARTICLE XVII
TRANSFERS BY USER
17.1    Assignment. Other than as expressly provided herein (including the permitted assignments described in this Article XVII), User shall not, without Owner’s prior written consent (which, except as specifically set forth herein, may be withheld in Owner’s sole and absolute discretion), voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation), directly or indirectly, in whole or in part, this Agreement. Any Change of Control of User (or, subject to Section 17.2 below, any transfer of direct or indirect interests in User that results in a Change of Control) shall constitute an assignment of User’s interest in this Agreement within the meaning of this Article XVII and the provisions requiring consent contained herein shall apply thereto. Any assignment or transfer under this Article XVII shall be subject to all applicable Legal Requirements, and no such assignment or transfer shall be effective until any applicable approvals, if applicable, are obtained.
17.2    Permitted Assignments and Transfers. Notwithstanding the foregoing or anything to the contrary contained herein, (i) the assignments, transfers and other actions or transactions (excluding Subleases (as such term is defined in the Regional Lease)) permitted under Section 22.2 of the Regional Lease shall be permitted hereunder, and (ii) this Agreement may be assigned or transferred by User to the Person(s) to whom the Regional Tenant assigns or transfers its interest in the Regional Lease in accordance with the terms thereof. Further, any Permitted User Lender shall have the same right to receive any notice of a default by User under this Agreement or termination of this Agreement and the same right to cure such default or act or omission which gave rise to such default as such Permitted User Lender would have with respect to a default by the Regional Tenant under the Regional Lease or termination of the Regional Lease as set forth in Article XVII of the Regional Lease, as if such provisions were set forth in this Agreement mutatis mutandis.
17.3    Costs. User shall reimburse Owner for Owner’s reasonable out-of-pocket costs and expenses actually incurred in conjunction with the processing and documentation of any assignment or transfer of this Agreement by User, including reasonable documented attorneys’, architects’, engineers’ or other consultants’ fees whether or not such assignment or transfer is actually consummated.
17.4    No Release of User’s Obligations; Exception. No assignment shall relieve User of its obligation to pay each of the Golf Course Use Payments and to perform all of the other obligations to be performed by User hereunder. The liability of User and any immediate and remote successor in interest of User (by assignment or otherwise), and the due performance of the obligations of this Agreement on User’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Agreement is to be performed, (ii) waiver of the performance of an obligation required under this Agreement that is not entered into by Owner in a writing executed by Owner and expressly stated to be for the benefit of User or such successor, or (iii) failure to enforce any of the obligations set forth in this Agreement, provided that User shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Agreement by Owner and any assignee of User that is not an Affiliate of User.
17.5    Merger of CEOC. The Parties acknowledge that, immediately following the execution of this Agreement on the Commencement Date, Caesars Entertainment Operating Company, Inc., a Delaware corporation, merged into CEOC, LLC, a Delaware limited liability company. Notwithstanding anything herein to the contrary, Owner consents to such merger.
17.6    Merger of CEC. The Parties acknowledge that: (i) on or before the Fifth Amendment Date, CEC caused (a) in a series of steps, CEOC to be transferred from CEC to Caesars Resort Collection, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of CEC, and (b) the Las Vegas Restructuring (as defined in the Regional Lease) to be completed; and (ii) contemporaneously with the Fifth Amendment Date, (a) Colt Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ERI, merged with and into CEC, with CEC surviving the merger as a wholly owned subsidiary of ERI, (b) ERI was renamed Caesars Entertainment, Inc. and converted to a Delaware corporation and (c) CEC was renamed Caesars Holdings, Inc.. Notwithstanding anything herein to the contrary, Owner consents to, and waives all notice requirements with respect to, such transfer, restructuring, renaming, conversion and merger.
ARTICLE XVIII

ESTOPPEL CERTIFICATES
Each of Owner and User shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other Party, furnish a certificate (an “Estoppel Certificate”) certifying (i) that this Agreement is unmodified and in full force and effect, or that this Agreement is in full force and effect and, if applicable, setting forth any modifications; (ii) each of the Golf Course Use Payments and Additional Charges payable hereunder and the dates to which each of the Golf Course Use Payments and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the Party furnishing such Estoppel Certificate is as set forth in this Agreement (or, if such address for notices has changed, the correct address for notices to such Party); (iv) whether or not, to its actual knowledge, such Party or the other Party is in default in the performance of any covenant, agreement or condition contained in this Agreement (together with back-up calculations and information reasonably necessary to support such determination) and, if so, specifying each such default of which such Party may have knowledge; and (v) responses to such other questions or statements of fact as such other Party may reasonably request. Any such Estoppel Certificate may be relied upon by the receiving Party and any current or prospective Fee Mortgagee (and their successors and assigns) or purchaser of one or more Golf Courses or any portion of a Golf Course, as applicable.
ARTICLE XIX
NO WAIVER
No delay, omission or failure by Owner to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of any Golf Course Use Payments during the continuance of any default or User Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
ARTICLE XX

REMEDIES CUMULATIVE
To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Owner now or hereafter provided either in this Agreement or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Owner of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Owner of any or all of such other rights, powers and remedies.
ARTICLE XXI

ACCEPTANCE OF SURRENDER
No surrender to Owner of this Agreement or of the Golf Courses or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Owner, and no act by Owner or any representative or agent of Owner, other than such written acceptance by Owner, shall constitute an acceptance of any such surrender.
ARTICLE XXII
OWNER FINANCING
Owner may from time to time, directly or indirectly, create or otherwise cause to exist any Fee Mortgage upon the Golf Courses or any portion thereof or interest therein (including direct or indirect interests in Owner which are pledged pursuant to a mezzanine loan or other financing arrangement). This Agreement is and at all times shall be subject and subordinate to any Existing Fee Mortgage and any other Fee Mortgage which may hereafter affect the Golf Courses or any portion thereof or interest therein and in each case to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof. If, in connection with obtaining any Fee Mortgage or entering into any agreement relating thereto, Owner shall request in writing (a) reasonable cooperation from User or (b) reasonable amendments or modifications to this Agreement, in each case required to comply with any reasonable request made by a Fee Mortgagee, User shall reasonably cooperate with such request, so long as (i) no default in any material respect by Owner beyond applicable cure periods is continuing, (ii) all reasonable documented out-of-pocket costs and expenses incurred by User in connection with such cooperation, including, but not limited to, its reasonable documented attorneys’ fees, shall be paid by Owner and (iii) any requested action, including any amendments or modifications of this Agreement, shall not (A) increase User’s monetary obligations under this Agreement by more than a de minimis extent, or increase User’s non-monetary obligations under this Agreement in any material respect, or decrease Owner’s obligations under this Agreement in any material respect, (B) diminish User’s rights under this Agreement in any material respect, (C) adversely impact the value of the Golf Courses by more than a de minimis extent or otherwise have a more than de minimis adverse effect on the Golf Courses, User or Owner, or (D) result in a default under any Permitted User Security Instrument.
ARTICLE XXIII

INTENTIONALLY OMITTED

ARTICLE XXIII
NOTICES
Any notice, request, demand, consent, approval or other communication required or permitted to be given by either Party hereunder to the other Party shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address:
To Owner:
c/o VICI Golf LLC
535 Madison Avenue, 20th Floor
New York, NY 10022
Attention: General Counsel
Email: corplaw@viciproperties.com

To User:
Caesars Enterprise Services, LLC and CEOC, LLC
c/o Caesars Entertainment, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
Attention: General Counsel
Email: equatmann@eldoradoresorts.com
or to such other address as either Party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.
ARTICLE XXV

ATTORNEYS’ FEES
If Owner or User brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the Party substantially prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable documented outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Agreement that specifically require User to reimburse, pay or indemnify against Owner’s attorneys’ fees, User shall pay, as Additional Charges, all of Owner’s reasonable documented outside attorneys’ fees incurred in connection with the enforcement of this Agreement (except to the extent provided above), including reasonable documented attorneys’ fees incurred in connection with the review, negotiation or documentation of any assignment or any consent requested in connection with such enforcement, and the collection of any past due Golf Course Use Payments.
ARTICLE XXVI
ANTI-TERRORISM REPRESENTATIONS
Each Party hereby represents and warrants to the other Party that neither such representing Party nor, to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Each Party hereby represents and warrants to the other Party that no funds tendered to such other Party by such tendering Party under the terms of this Agreement are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Neither Party will during the Term knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Golf Courses.
ARTICLE XXVII

MISCELLANEOUS
27.1    Survival. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities, obligations and indemnities of User or Owner arising or in respect of any period prior to the Expiration Date shall survive the Expiration Date.
27.2    Severability. Subject to Section 27.17, if any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.
27.3    Non-Recourse. User specifically agrees to look solely to the Golf Courses for recovery of any judgment from Owner (and Owner’s liability hereunder shall be limited solely to its interest in the Golf Courses, and no recourse under or in respect of this Agreement shall be had against any other assets of Owner whatsoever). The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that User might otherwise have to obtain injunctive relief against Owner, or any action not involving the personal liability of Owner. In no event shall either Party ever be liable to the other Party for any indirect, consequential, lost profits, punitive, exemplary, statutory or treble damages suffered from whatever cause (other than, as to all such forms of damages, (i) if Owner has terminated this Agreement, any damages as provided under Section 13.4 hereof, (ii) if Owner has not terminated this Agreement, any damages as provided for herein, and (iii) a claim (including an indemnity claim) for recovery of any such damages that the claiming party is required by a court of competent jurisdiction or the expert to pay to a third party (other than to the extent resulting from the claiming Party’s gross negligence, willful misconduct or default hereunder), and the Parties acknowledge and agree that the rights and remedies in this Agreement, and all other rights and remedies at law and in equity, will be adequate in all circumstances for any claims the Parties might have with respect to damages. It is specifically agreed that no constituent member, partner, owner, director, officer or employee of a Party shall ever be personally liable for any judgment (in respect of obligations under or in connection with this Agreement) against, or for the payment of any monetary obligation under or in respect of this Agreement, such Party, to the other Party.
27.4    Successors and Assigns. This Agreement shall be binding upon Owner and its permitted successors and assigns and, subject to the provisions of Article XVII, upon User and its successors and assigns.
27.5    Arbitration. In the event of a dispute with respect to this Agreement, or in any case when this Agreement expressly provides for the settlement or determination of a dispute or question by an Expert pursuant to this Section 27.5 (in any such case, a “Section 27.5 Dispute”), such dispute shall be determined in accordance with an arbitration proceeding as set forth in this Section 27.5.
(a)    Any Section 27.5 Dispute shall be determined by an arbitration panel comprised of three members, each of whom shall be an Expert (the “Arbitration Panel”). No more than one panel member may be with the same firm and no panel member may have an economic interest in the outcome of the arbitration.
(b)    The Arbitration Panel shall be selected as set forth in this Section 27.5(b). If a Section 27.5 Dispute arises and if Owner and User are not able to resolve such dispute after at least fifteen (15) days of good faith negotiations, then either Party shall each have the right to submit the dispute to the Arbitration Panel, upon written notice to the other Party (the “Arbitration Notice”). The Arbitration Notice shall identify one member of the Arbitration Panel who meets the criteria of the above paragraph. Within five (5) Business Days after the receipt of the Arbitration Notice, the Party receiving such Arbitration Notice shall respond in writing identifying one member of the Arbitration Panel who meets the criteria of the above paragraph. Such notices shall include the name, address and other pertinent contact information, and qualifications of its member of the Arbitration Panel. If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other Party may select and identify to such Party such panel member on such Party’s behalf. The third (3rd) member of the Arbitration Panel will be selected by the two (2) members of the Arbitration Panel who were selected by Owner and User; provided, that if, within five (5) Business Days after they are identified, they fail to select a third (3rd) member, or if they are unable to agree on such selection, Owner and User shall cause the third (3rd) member of the Arbitration Panel to be appointed by the managing officer of the American Arbitration Association.
(c)    Within ten (10) Business Days after the selection of the Arbitration Panel, Owner and User each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Owner and User may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Owner and User.
(d)    The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York unless otherwise mutually agreed by the Parties and the Arbitration Panel.
(e)    The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the Commencement Date.
(f)    Owner and User shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 27.5.
27.6    Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS AGREEMENT (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
27.7    Waiver of Trial by Jury. EACH OF OWNER AND USER ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATES OF NEVADA AND NEW YORK. EACH OF OWNER AND USER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF OWNER AND USER WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH; OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF OWNER AND USER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
27.8    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire and final agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties. Owner and User hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the use of the Golf Courses are merged into and revoked by this Agreement (together with the related agreements referenced above).
27.9    Headings. All captions, titles and headings to sections, subsections, paragraphs, exhibits or other divisions of this Agreement, and the table of contents, are only for the convenience of the Parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs, exhibits or other divisions, such other content being controlling as to the agreement among the Parties.
27.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. This Agreement may be effectuated by the exchange of electronic copies of signatures (e.g., .pdf), with electronic copies of this executed Agreement having the same force and effect as original counterpart signatures hereto for all purposes.
27.11    Interpretation. Both Owner and User have been represented by counsel and this Agreement and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Agreement shall be interpreted according to their fair meaning and shall not be strictly construed against any party.
27.12    Further Assurances. The Parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement.
27.13    Confidential Information. Each Party hereby agrees to, and to cause its Representatives to, maintain the confidentiality of all non-public information received pursuant to this Agreement (including the names of any and all individuals that use any Complimentary Golf Rounds (the “Protected Names”)); provided that nothing herein shall prevent any Party from disclosing any such non-public information (a) other than with respect to the Protected Names, in the case of Owner, to any Affiliate of Owner, (b) in the case of User, to any Affiliate of User, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable Legal Requirements (in which case the disclosing Party shall promptly notify the other Parties, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over a Party or its affiliates (in which case the disclosing Party shall, other than with respect to routine, periodic inspections by such regulatory authority, promptly notify the other Parties, in advance, to the extent permitted by law), (e) to its Representatives who are informed of the confidential nature of such information and have agreed to keep such information confidential (and the disclosing Party shall be responsible for such Representatives’ compliance therewith), (f) to the extent any such information becomes publicly available other than by reason of disclosure by the disclosing Party or any of its respective Representatives in breach of this Section 27.13, (g) other than with respect to the Protected Names, to the extent that such information is received by such Party from a third party that is not, to such Party’s knowledge, subject to confidentiality obligations owing to the other Parties or any of their respective affiliates or related parties or (h) other than with respect to the Protected Names, to the extent that such information is independently developed by such Party. The foregoing shall not preclude Owner from sending Owner’s golf offers and other promotional materials to (i) any individual that uses any Complimentary Golf Rounds, provided Owner has independently obtained the name and contact information of such individual (i.e., other than by reason of such individual’s use of any Complimentary Golf Rounds) and such individual has consented to receive such promotional materials, and (ii) any individual that has golfed at any of the Golf Courses prior to the Commencement Date and whose name and contact information are included in the Golf Database Information (as such term is defined on Exhibit C attached hereto), provided such individual has consented to receive such promotional materials. Each of the Parties acknowledges that it and its Representatives may receive material non-public information with respect to the other Party and its Affiliates and that each such Party is aware (and will so advise its Representatives) that federal and state securities laws and other applicable laws may impose restrictions on purchasing, selling, engaging in transactions or otherwise trading in securities of the other Party and its Affiliates with respect to which such Party or its Representatives has received material non-public information so long as such information remains material non-public information
27.14    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
27.15    Consents, Approval and Notices.
(a)    All consents and approvals that may be given under this Agreement shall, as a condition of their effectiveness, be in writing. The granting of any consent or approval by Owner or User to the performance of any act by User or Owner requiring the consent or approval of Owner or User under any of the terms or provisions of this Agreement shall relate only to the specified act or acts thereby consented to or approved and, unless otherwise specified, shall not be deemed a waiver of the necessity for such consent or approval for the same or any similar act in the future, and/or the failure on the part of Owner or User to object to any such action taken by User or Owner without the consent or approval of the other Party, shall not be deemed a waiver of their right to require such consent or approval for any further similar act; and User hereby expressly covenants and agrees that as to all matters requiring Owner’s consent or approval under any of the terms of this Agreement, User shall secure such consent or approval for each and every happening of the event requiring such consent or approval, and shall not claim any waiver on the part of Owner of the requirement to secure such consent or approval.
(b)    Each Party acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither such Party nor any Affiliates thereof guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, each Party agrees that neither such Party nor any of its Affiliates shall have any liability whatsoever to any other Party or any third party by reason of: (i) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld; or (ii) any delay or failure to provide any consent, approval or authorization, or advice, assistance, recommendation or direction (except in the event of a breach of a covenant herein not to unreasonably withhold or delay any consent or approval); provided, however, each agrees to act in good faith when dealing with or providing any advice, consent, assistance, recommendation or direction.
(c)    Any notice, report or information required to be delivered by User hereunder may be delivered collectively with any other notices, reports or information required to be delivered by User hereunder as part of a single report, notice or communication. Any such notice, report or information may be delivered to Owner by User providing a representative of Owner with access to User’s or its Affiliate’s electronic databases or other information systems containing the applicable information and notice that information has been posted on such database or system.
27.16    Apportionment of Revenue and Expenses. For the avoidance of doubt, the Parties hereby acknowledge that (a) all items of operating revenue and operating expenses of each Golf Course, with respect to the period prior to 12:00 a.m. local time (the “Cut-off Time”) at such Golf Course on the Commencement Date, shall be for the account of the entity that owned such Golf Course on the day immediately preceding the Commencement Date, and (b) all items of operating revenue and operating expenses of each Golf Course, with respect to the period from and after the Cut-off Time, shall be for the account of Owner.
27.17    Single, Indivisible Agreement. This Agreement constitutes one indivisible usage agreement with respect to the Golf Courses and not separate usage agreements governed by similar terms. The Golf Courses constitute one economic unit, and each of the Golf Course Use Payments and all other provisions have been negotiated and agreed upon based on usage of all of the Golf Courses by User as a single, composite, inseparable transaction and would have been substantially different had separate usage agreements or a divisible usage agreement been intended. Except as expressly provided in this Agreement for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Agreement apply equally and uniformly to all components of the Golf Courses collectively as one unit. The Parties intend that the provisions of this Agreement shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible usage agreement with respect to all of the Golf Courses and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Agreement under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable usage agreement and executory contract dealing with one legal and economic unit and that this Agreement must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Golf Courses. The Parties may elect (in each Party’s respective sole discretion, but subject to the applicable terms of this Agreement) to amend this Agreement from time to time to exclude one or more components or portions of, and/or to include one or more additional components as part of, the Golf Courses, and any such future exclusion of or addition to the Golf Courses shall not in any way change the indivisible and nonseverable nature of this Agreement and all of the foregoing provisions shall continue to apply in full force. Furthermore, under certain circumstances as more particularly and expressly provided in this Agreement above, one or more of the Golf Courses hereunder may, subject to the provisions of this Agreement, be removed from this Agreement and no longer be part of the Golf Courses and such reduction of the Golf Courses shall not in any way change the indivisible and nonseverable nature of this Agreement and all of the foregoing provisions shall continue to apply in full force with respect to the balance of the Golf Courses.
27.18    Termination of this Agreement. Wherever in this Agreement the action of terminating this Agreement with respect to any Golf Course (or action of similar import) is discussed, such action shall mean the termination of User’s rights in and to the use of such Golf Course and the termination of such obligations of User hereunder that concern solely such Golf Course (including, without limitation, the obligations of User hereunder with respect to the portion of the Complimentary Golf Rounds Fee attributable to such Golf Course), which, for the avoidance of doubt, shall under no circumstances include or be deemed to include the obligations of User hereunder with respect to all or any portion of the Membership Fee). Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated with respect to any Golf Course, such termination shall not affect the applicable Term of this Agreement with respect to the balance of the Golf Courses with respect to which this Agreement is not so terminated, and this Agreement shall continue in full force and effect with respect to such balance of the Golf Courses, and User shall remain obligated to pay the entirety of the Membership Fee (subject to the third (3rd) sentence of Section 16.2(b)). Following any such termination, the Parties shall execute an amendment to this Agreement to memorialize such termination; provided, however the failure to do so will not affect the effectiveness of such termination.

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